Exhibit 10.2

MEMBER INTEREST PURCHASE AND SALE AGREEMENT

BETWEEN

iSTAR HARBORSIDE LLC,
AS SELLER

AND

TRT ACQUISITIONS LLC,
AS PURCHASER

DATED:  MAY 3, 2010

i

7.7	Possession	29
7.8	Delivery of Books and Records	29
7.9	Notice to Schwab, Tenant’s and Licensees	29

ARTICLE 8 PRORATIONS, DEPOSITS, COMMISSIONS		29
8.1	Prorations for Taxes	29
8.2	Prorations for Tenant-Paid Operating Expenses	30
8.3	Prorations for Non-Tenant Paid Items	30
8.4	Miscellaneous Prorations	32
8.5	Leasing Costs	33
8.6	Closing Costs	33
8.7	Final Adjustment After Closing	33
8.8	Tenant Deposits	33
8.9	Commissions	34
8.10	Accounts	34

ARTICLE 9 REPRESENTATIONS AND WARRANTIES		34
9.1	Seller’s Representations and Warranties	34
9.2	Purchaser’s Representations and Warranties	40
9.3	Survival of Representations and Warranties	41
9.4	Company Representations	43

ARTICLE 10 DEFAULT AND REMEDIES		43
10.1	Seller’s Remedies	43
10.2	Purchaser’s Remedies	44
10.3	Attorneys’ Fees	44
10.4	Other Expenses	44

ARTICLE 11 DISCLAIMERS, RELEASE AND INDEMNITY		45
11.1	Disclaimers By Seller	45
11.2	Sale “As Is, Where Is”	45
11.3	Seller Released from Liability	46
11.4	“Hazardous Materials” Defined	47
11.5	Intentionally Deleted	47
11.6	Survival	47

ARTICLE 12 MISCELLANEOUS		47
12.1	Parties Bound; Assignment	47
12.2	Headings	48
12.3	Invalidity and Waiver	48
12.4	Governing Law	48
12.5	Survival	48
12.6	Entirety and Amendments	48
12.7	Time	48
12.8	Intentionally Omitted	48
12.9	No Electronic Transactions	48
12.10	Notices	49
12.11	Construction	49
12.12	Calculation of Time Periods; Business Day	49

12.13	Execution in Counterparts	50
12.14	Recordation	50
12.15	Further Assurances	50
12.16	Discharge of Obligations	50
12.17	ERISA	50
12.18	No Third Party Beneficiary	51
12.19	Reporting Person	51
12.20	Post-Closing Access	51
12.21	Waiver of Jury Trial	51
12.22	Information and Audit Cooperation	51
12.23	Bulk Sales Laws	52

LIST OF DEFINED TERMS

Page No.

AFE	2
AFE LLC Agreement	4
Agreement	1
Assignment and Assumption	26
Books and Records	5
Bridge Financing Commitment	12
Bridge Loan	14
Business Day	49
Casualty	21
Casualty Tenant Termination Event	21
Casualty Tenant Termination Notice	21
CERCLA	46
Closing	24
Closing Date	2
Closing Date Extension Condition	13
Code	40
Code Plan	40
Co-Insurance	18
Company Representations	42
Condemnation	22
Condemnation Tenant Termination Event	22
Condemnation Tenant Termination Notice	22
Confidentiality Agreement	2
Demanding Party	8
Due Diligence Termination Notice	11
Earnest Money	1
Effective Date	2
ERISA	40
ERISA Plan	40
Escrow Agent	2
Extended Coverage	5
Fidelity	18
Financial Advisor	2
Financial Agreement	4
Financial Statements	10
Financing Commitment Extension Period	13
Financing Commitment Status Statement	13
First American	18
GE Bridge Financing Commitment	12
GE Bridge Loan	14
GE Loan	14
GECC	12
Guaranties	3
Guaranty	3

Hazardous Materials	46
Improvements	3
Indemnitor	42
Independent Consideration	7
Inspection Period	2
Intangible Personal Property	4
iPortal	8
iStar	2
Land	3
Lease	3
Lease Files	9
Leases	3
Leases and Guaranties	3
Leasing Costs	32
License Agreements	4
Mack-Cali	5
Mack-Cali Management Agreement	5
Management Agreement Estoppel Certificate	23
Mezzanine Loan	14
Non-Demanding Party	8
Non-Imputation Endorsement	18
OFAC	36
Operating Expenses	30
Operating Statements	9
Permitted Exceptions	17
Permitted Liabilities	38
Plan Assets	40
Portfolio Property	3
Portfolio Purchase and Sale Agreement	3
Portfolio Seller	3
Property	7
Property Information	8
Purchase Price	1
Purchaser	1
PXLA	3
PXR	2
PXURA	2
Real Property	3
Rent Roll	9
Reports	14
Schwab	4
Second Street Option	37
Seller	1
Seller’s Ownership Period	5
Seller’s Representatives	41
Senior Lender	12

v

Service Contracts	4
Similar Law	50
SNDA	23
Subsidiary	3
Subsidiary LLC Agreements	5
Surveys	9
Survival Period	41
Tangible Personal Property	3
Tax Proceeding	30
Taxes	29
Tenant Estoppel Certificate	22
Tenant Receivables	30
Term Financing Commitment	12
The Subsidiaries	3
Third Party Estoppel Certificate	23
Third Party Estoppel Certificates	23
Title Affidavits	27
Title and Survey Review Period	2
Title Commitment	17
Title Company	1
Title Policy	18
Unbilled Tenant Receivables	31
Uncollected Delinquent Tenant Receivables	31
Updated Property Information	14

MEMBER INTEREST PURCHASE AND SALE AGREEMENT

This Member Interest Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A.            Defined terms are indicated by initial capital letters.  Defined terms shall have the meanings set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.            Purchaser desires to purchase the Membership Interests and Seller desires to sell the Membership Interests, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1
BASIC INFORMATION

1.1           Certain Basic Terms.  The following defined terms shall have the meanings set forth below:

1.1.1          “Seller”:      iStar Harborside LLC, a Delaware limited liability company.

1.1.2        “Purchaser”:        TRT Acquisitions LLC, a Delaware limited liability company.

1.1.3          “Purchase Price”:             $212,000,000.00, subject to adjustment as provided herein.

1.1.4        “Earnest Money”:                $3,800,000.00, including all interest earned thereon, to be deposited in accordance with Section 3.1 below.  All references herein to Earnest Money shall be deemed to include only such portions thereof as have been deposited with Escrow Agent in accordance with Section 3.1.

1.1.5        “Title Company”:

First American Title Insurance Company
National Commercial Services — Chicago
30 North LaSalle Street, Suite 2700
Chicago, Illinois 60602

Attn:  John E. Beckstedt, Jr.
Telephone number: (312) 917-7223
Facsimile number: (888) 279-8547
E-mail: jbeckstedt@firstam.com

And

Fidelity Title Insurance Company
8450 E. Crescent Parkway, Suite 410
Greenwood Village, CO 80111
Attn:  Ms. Valena Bloomquist
Telephone number: (303) 244-9198
Facsimile number:  (720) 489-7593
E-mail: valena.bloomquist@fnf.com

1.1.6                              “Escrow Agent”:

First American Title Insurance Company
National Commercial Services — Chicago
30 North LaSalle Street, Suite 2700
Attn: John E. Beckstedt, Jr.
Telephone number: (312) 917-7223
Facsimile number: (888) 279-8547
E-mail: jbeckstedt@firstam.com

1.1.7        “Financial Advisor”:  HFF Securities L.P., an affiliate of Holliday Fenoglio Fowler, LP.

1.1.8        “Effective Date”:  The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement.  If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.9          “Title and Survey Review Period”:  The period ending on May 11, 2010.

1.1.10      “Inspection Period”: The period beginning on the Effective Date and ending on May 11, 2010, subject to extension as provided in Section 6.1.4(1).

1.1.11      “Closing Date”:  The date which is ten (10) days after the expiration of the Inspection Period, subject to extension as provided in Section 4.3.2.

1.1.12      “Confidentiality Agreement”:  The letter agreement dated March 31, 2010 between iStar Financial Inc., an affiliate of Seller (“iStar”), and Purchaser.

1.1.13      “AFE”: American Financial Exchange L.L.C., a New Jersey limited liability company.

1.1.14      “PXR”: Plaza X Realty L.L.C., a New Jersey limited liability company.

1.1.15      “PXURA”: Plaza X Urban Renewal Associates L.L.C., a New Jersey limited liability company.

1.1.16      “PXLA”: Plaza X Leasing Associates L.L.C., a New Jersey limited liability company.

1.1.17      “The Subsidiaries”: collectively, PXR, PXURA and PXLA.  Each of PXR, PXURA and PXLA are sometimes referred to herein as a “Subsidiary”.

1.1.18      “Portfolio Purchase and Sale Agreement”: That certain Purchase and Sale Agreement between Purchaser and certain sellers a party thereto (individually or collectively as the contest requires, “Portfolio Seller”) dated as of the date hereof.

1.1.19      “Portfolio Property”: Those certain properties described in the Portfolio Purchase and Sale Agreement.

1.1.20      “Real Property”:  The land described in Exhibit A hereto (the “Land”), together with (a) all improvements located thereon, including, without limitation, that certain office building, but expressly excluding improvements and structures owned by any tenant or other third party pursuant to Leases (the “Improvements”), (b) all right, title and interest of AFE, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, including without limitation, any and all minerals and mineral rights, oil, gas, and oil and gas rights, development rights, air rights, water and water rights, wells, well rights and well permits, water and sewer taps, and sanitary or storm sewer capacity, and (c) all right, title, and interest of AFE and, as applicable, PXURA, as ground lessor of the Real Property, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, if any, adjoining the Land (the Land, together with items (a), (b) and (c) of this Section 1.1.20, collectively, the “Real Property”).

1.1.21      “Leases and Guaranties”: All of AFE’s and the Subsidiaries’ (in each case, as applicable) right, title and interest, without warranty except as set forth herein, in those existing leases and subleases, including any amendments to such leases and subleases made by AFE and the Subsidiaries (in each case, as applicable), described on Schedule 1.1.21 and all leases or subleases which may be made by AFE and the Subsidiaries’ (in each case, as applicable) after the Effective Date and prior to Closing as permitted by this Agreement (individually a “Lease” and collectively the “Leases”), all guaranties of such Leases, including any amendments to such guaranties, described on Schedule 1.1.21 (individually a “Guaranty” and collectively the “Guaranties”), and all other collateral securing the Leases or Guaranties, including without limitation all security deposits and letters of credit.

1.1.22      “Tangible Personal Property”:  All of AFE’s and the Subsidiaries’ (in each case, to the extent applicable) right, title and interest, without warranty, except as set forth herein, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by AFE or the Subsidiaries’ (in each case, to the extent applicable) and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned or leased by any tenants at or on the Real Property (other than the Subsidiaries) and further excluding any items of personal property owned by third parties and leased to AFE or the Subsidiaries (in each case, to the extent applicable) (collectively, the “Tangible Personal Property”), which excluded items of personal property are listed on Schedule 1.1.22.

1.1.23      “Intangible Personal Property”:  All of AFE’s and the Subsidiaries’ (in each case, to the extent applicable) right, title and interest, if any, without warranty, except as set forth herein, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including AFE’s and the Subsidiaries’ (in each case, to the extent applicable) rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any; contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases or License Agreements (collectively, the “Service Contracts”) warranties; governmental permits, approvals and licenses, if any; and telephone exchange numbers (all of the items described in this Section 1.1.22 collectively referred to as the “Intangible Personal Property”).  Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller, AFE, the Subsidiaries or any affiliate of Seller, AFE or the Subsidiaries, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property, Seller, AFE and/or the Subsidiaries or which are subject to a confidentiality agreement, (c) such documents, materials or information received by Seller, AFE or the Subsidiaries from tenants and covered by confidentiality agreements between such tenants and Seller, AFE or the Subsidiaries, except that such documents, materials or information shall be included in Tangible Personal Property if Purchaser shall have agreed in writing to be bound by the terms of such confidentiality agreements prior to Seller’s delivery of such documents, materials and information to Purchaser, and (d) any trade name, mark or other identifying material that includes the name “iStar” or any derivative thereof.

1.1.24      “License Agreements”:  All of AFE’s and the Subsidiaries’ (in each case, to the extent applicable) right, title and interest, without warranty, except as set forth herein, in and to all agreements (other than the Leases and the Guaranties), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to AFE or the Subsidiaries as the owner and tenants of the Real Property, including agreements which may be made by AFE or the Subsidiaries after the Effective Date and prior to Closing as permitted by this Agreement (the “License Agreements”).

1.1.25      “Schwab”: Charles Schwab & Co., Inc., a California corporation.

1.1.26      “Financial Agreement”: that certain Financial Agreement, together with all exhibit and schedules annexed thereto, dated as of November 15, 2000 between PXURA and the City of Jersey City, as amended by that certain Addendum to Financial Agreement, dated as of November 15, 2000 as further amended by that certain Amendment to Financial Agreement, effective as of September 23, 2003.

1.1.27      “AFE LLC Agreement”: that certain Second Amended and Restated Limited Liability Company Agreement of American Financial Exchange L.L.C., dated June 26, 2008 and any amendments thereto, if any.

1.1.28      “Books and Records”: collectively, all books and records maintained by AFE and the Subsidiaries and all books and records maintained by Seller or Mack-Cali as the property manager on behalf of AFE and the Subsidiaries (in each case, to the extent applicable) in connection with the ownership or operation of the Real Property or Improvements or with respect to the corporate matters of AFE and the Subsidiaries.

1.1.29      “Subsidiary LLC Agreements”: collectively, (i) that certain Second Amended and Restated Limited Liability Company Agreement of PXR, dated June 26, 2008, and any amendments thereto, if any, (ii) that certain Second Amended and Restated Limited Liability Company Agreement of PXURA, dated June 26, 2008, and any amendments thereto, if any, and (iii) that certain Second Amended and Restated Limited Liability Company Agreement of Plaza X Leasing Associates L.L.C., dated June 26, 2008, and any amendments thereto, if any.

1.1.30      “Extended Coverage”: means the deletion of exceptions 2, 3, 4 and 5 from Schedule B — Section 2 of the Title Commitment.

1.1.31      “Mack-Cali”: Mack-Cali Realty, L.P., a Delaware limited partnership, in its capacity as property manager under the Mack-Cali Management Agreement.

1.1.32      “Mack-Cali Management Agreement”: Property Management Agreement dated September 29, 2003 by and between PXLA and Mack-Cali.

1.1.33      “Seller’s Ownership Period”: The period beginning on the date Seller acquired the Membership Interests and continuing through the Closing Date.

1.1.34      “Contracting Agreement”: that certain Project Employment and Contracting Agreement between the City of Jersey City and PXURA dated November 15, 2000.

1.2           Closing Costs.  Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Title Commitment required to be delivered pursuant to Section 5.1	Seller

Premium for standard form Title Policy with Extended Coverage, Co-Insurance and one-half (1/2) of the Non-Imputation Endorsement (subject to this Section 1.2 and Section 5.4) required to be delivered pursuant to Section 5.4

Seller

Premium for any upgrade of the Title Policy for additional coverage, including, without limitation, the premium for any re-insurance, and any endorsements to the Title Policy desired by Purchaser (except that Purchaser shall pay only one-half (1/2) of the premium for the Non-Imputation Endorsement), any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges other than those required in connection with satisfying any liens which are not Permitted Exceptions

Purchaser

Any increase in the premium for the Title Policy attributable to obtaining Co-Insurance as provided in Section 5.4	Purchaser
Any costs required to cause the Title Company to issue the Title Policy with Extended Coverage	Seller
Costs of a new survey and/or any revisions, modifications or recertifications to the existing Survey.	Seller
Costs for UCC Searches	Purchaser
Recording Fees	Paid in accordance with local custom
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Paid in accordance with Schedule 1.2
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser ½ Seller ½
Real Estate Fee to Financial Advisor	Seller
All other closing costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring the same.

1.3           Notice Addresses.  All notices required or permitted to be sent hereunder shall be sent as follows:

Purchaser:	TRT Acquisitions LLC	Copies to:	TRT Acquisitions LLC

	518 17th Street, Suite 1700		518 17th Street, Suite 1700
	Denver, CO 80202		Denver, CO 80202
Attention:	Mr. John Blumberg		Attention:	Joshua J. Widoff, Esq.
Mr. Greg Moran
Telephone:	303-228-2200		Telephone:	303-228-2200
Facsimile:	303-577-9797		Facsimile:	303-869-4602
E-mail:	gmoran@dividendcapital.com		E-mail:	jwidoff@dividendcapital.com

and

Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Attention: Robert J. Ivanhoe, Esq.
Telephone: 212-801-9333
Facsimile: 212-801-6400
E-mail: ivanhoer@gtlaw.com

Seller:	c/o iStar Financial Inc.	Copies to:	iStar Financial Inc.
	1114 Avenue of the Americas		1114 Avenue of the Americas
	New York, NY 10036		New York, NY 10036

Attention: Samantha Garbus	Attn: Mary-Beth Roselle, Esq.
Telephone: 212-930-9407	Telephone: 212-930-9481
Facsimile: 212-930-9494	Facsimile: 212-930-9494
E-mail: sgarbus@istarfinancial.com	E-mail: mroselle@istarfinancial.com

iStar Asset Services Inc.
180 Glastonbury Boulevard
Glastonbury, CT 06033
Attn: President
Telephone: 860-815-5910
Facsimile: 860-815-5901
E-mail: brubin@istarfinancial.com

Katten Muchin Rosenman LLP
525 West Monroe St.
Chicago, IL 60661-3693
Attn: Gregory P.L. Pierce, Esq.
Phone: 312-902-5541
Fax: 312-577-8893
Email: greg.pierce@kattenlaw.com

ARTICLE 2
MEMBERSHIP INTERESTS

2.1           Membership Interests.  Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, one hundred percent (100%) of the membership interests in AFE (the “Membership Interests”).

ARTICLE 3
EARNEST MONEY

3.1           Deposit and Investment of Earnest Money .  Within two (2) Business Days after the Effective Date, Purchaser shall deposit One Million Nine Hundred Thousand and no/100 Dollars ($1,900,000.00) with Escrow Agent and deliver a completed, executed Form W-9 to the Escrow Agent and the Seller.  Within two (2) Business Days after Purchaser has delivered the Due Diligence Waiver Notice to Seller pursuant to Section 4.3.1 hereof, Purchaser shall deposit One Million Nine Hundred Thousand and no/100 Dollars ($1,900,000.00) with Escrow Agent. Escrow Agent shall invest the Earnest Money in the Federated Prime Obligations Fund (NASDAQ: POIXX), shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made.  Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to the investment of the Earnest Money.

3.2           Independent Consideration.  If this Agreement terminates pursuant to Section 4.3.1, 4.3.2 or Article 10 hereof and Purchaser is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

3.3           Form; Failure to Deposit.  The Earnest Money shall be paid by wire transfers to Escrow Agent of immediately available U.S. federal funds.  If Purchaser fails to timely deposit all of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser and Escrow Agent, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.4           Disposition of Earnest Money.  The Earnest Money shall be applied as a credit to the Purchase Price at Closing.  However, if this Agreement terminates pursuant to Section 4.3.1 or 4.3.2, Escrow Agent shall pay the entire Earnest Money (less the Independent Consideration) to Purchaser one (1) Business Day following the end of the Inspection Period (as long as the current investment can be liquidated and disbursed in one (1) Business Day).  No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if this Agreement terminates pursuant to Section 4.3.1 or 4.3.2.  In the event of a termination of this Agreement by either Seller or Purchaser other than pursuant to Section 4.3.1, 4.3.2 or Article 10, Seller and Purchaser hereby direct Escrow Agent to immediately add the Earnest Money held by Escrow Agent pursuant to the terms of this Agreement to the earnest money held by Escrow Agent pursuant to the Portfolio Purchase and Sale Agreement and thereafter the Earnest Money shall be held by Escrow Agent pursuant to the terms of the Portfolio Purchase and Sale Agreement.  In the event of a termination of this Agreement by either Seller or Purchaser pursuant to Article 10, the party (the “Demanding Party”) seeking to terminate this Agreement pursuant to Article 10 shall give written notice of such election to Escrow Agent and the other party (the “Non-Demanding Party”) to this Agreement.  Upon receipt of such notice of termination pursuant to Article 10, Escrow Agent shall give notice to the Non-Demanding Party of Escrow Agent’s receipt of such notice, enclosing a copy of the notice in question.  If within five (5) Business Days after the Non-Demanding Party is given or deemed to have been given notice of Escrow Agent’s receipt of the notice in question, Escrow Agent has not received from the Non-Demanding Party its notice of objection to the notice, then Escrow Agent shall disburse the Earnest Money as requested by the notice in question, on the sixth (6th) Business Day following its giving of such notice to the Non-Demanding Party.  If within said five (5) Business Day period Escrow Agent receives from the Non-Demanding Party notice of objection, then Escrow Agent shall notify the Demanding Party of the objection, and continue to hold the Earnest Money until Escrow Agent is in receipt of a joint order direction or a court order instructing Escrow Agent to disburse the Earnest Money.  In such event of objection, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in a New York state court or federal court located in the State, City and County of New York.  All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4
DUE DILIGENCE

4.1           Due Diligence Materials To Be Delivered.  Seller has delivered to Purchaser complete (to Seller’s knowledge) copies of, or made electronic copies available to Purchaser on Seller’s iPortal internet site relating to the Real Property and Membership Interests (“iPortal”), the following (the “Property Information,” or the “Property Documents”):

4.1.1        Rent Roll.  A current rent roll in Seller’s standard form (“Rent Roll”) for the Real Property and Improvements;

4.1.2        Financial Information.  Operating statements and summaries of capital expenditures pertaining to the Real Property and Improvements during the Seller’s Ownership Period (collectively, “Operating Statements”);

4.1.3        Environmental Reports.  A copy of any environmental reports or environmental site assessments related to the Real Property and Improvements prepared for the benefit of Seller, AFE or the Subsidiaries (as applicable), it being acknowledged by Purchaser that Purchaser shall not be entitled to rely thereon absent an express reliance letter from the company issuing such environmental reports or environmental site assessments obtained by Purchaser at Purchaser’s sole cost and expense;

4.1.4        Tax and Financial Agreement Statements. Ad valorem tax statements relating to the Real Property and Improvements, statements sent by or on behalf of AFE and the Subsidiaries pursuant to the Financial Agreement relating to the Real Property and Improvements during the Seller’s Ownership Period and material correspondence received by AFE or the Subsidiaries during the Seller’s Ownership Period and relating to the Financial Agreement;

4.1.5        Surveys.  A copy of the most current survey, if any, of the Real Property and Improvements in Seller’s possession (the “Survey”);

4.1.6        Service Contracts.  Copies of any Service Contracts for the Real Property and Improvements;

4.1.7        Personal Property.  A list of Tangible Personal Property for the Real Property and Improvements;

4.1.8        License Agreements.  Copies of any License Agreements for the Real Property and Improvements;

4.1.9        Lease Files.  The lease file for the Leases affecting the Real Property and Improvements, including, without limitation, the Leases, any amendments thereto, the Guaranties (if applicable), any amendments thereto, any letter agreements, any assignments which are then in effect and any letters of credit which are then in effect (collectively, the “Lease File”);

4.1.10      Maintenance Records and Warranties.  Maintenance work orders for the Improvements for the 12 months preceding the Effective Date and warranties for the Improvements, if any, on roofs, air conditioning units, fixtures and equipment;

4.1.11      Plans and Specifications.  Building plans and specifications relating to the Improvements, if any;

4.1.12      Licenses, Permits and Certificates of Occupancy.  Licenses, permits and certificates of occupancy relating to the Improvements and umbrella policies related thereto;

4.1.13      Insurance Certificates.  Copies of certificates evidencing the existing liability and casualty insurance coverage for the Real Property and Improvements maintained by AFE, the Subsidiaries (as applicable) and other affiliates of Seller;

4.1.14      Tax Returns.  Copies of the federal, state and local tax returns of Seller, AFE and the Subsidiaries (in each case, to the extent applicable) for the past four (4) years (collectively, the “Tax Returns”);

4.1.15      Organizational Documents.  The AFE LLC Agreement, the Subsidiary LLC Agreements, all related articles, charters, certificates of formation, and registrations and minutes, and any amendments and modifications thereto;

4.1.16      Books and Records.  The Books and Records;

4.1.17      Financial Statements. Audited financial statements filed by PXURA pursuant to the Financial Agreement during the Seller’s Ownership Period and unaudited financial statements and reports of AFE and the Subsidiaries in such form as compiled by Seller, AFE or the Subsidiaries during the Seller’s Ownership Period (collectively, the “Financial Statements”).

Except for the Rent Roll contemplated in Section 4.1.1, Seller’s obligation to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession of Seller, AFE, PXR, PXURA, PXLA or Mack-Cali.

4.2           Physical Due Diligence.  Commencing on the Effective Date and continuing until the Closing, subject to the terms of the Leases, Purchaser shall have reasonable access to the Real Property and Improvements at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Purchaser must give Seller the greater of (i) two (2) full Business Days’ or (ii) the minimum notice period required by the applicable Leases for the Real Property or Improvements, written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent shall not be unreasonably withheld or conditioned), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place (and Purchaser and its contractors, agents and representatives shall maintain during the pendency of this Agreement) (1) commercial general liability insurance with limits of at least

One Million Dollar ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate for bodily injury or death and property damage insurance including coverage for contractual liability and personal and advertising injury with respect to Purchaser’s obligations hereunder, and (2) workers’ compensation and employers’ liability insurance with limits of at least $100,000 each accident, $100,000 each employee and $500,000 policy limit, all covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Real Property or in the Improvements, which insurance, except for workers’ compensation and employers’ liability, shall (A) name as additional insureds thereunder Seller, AFE, the Subsidiaries and such other parties holding insurable interests as Seller may designate and (B) be written by a reputable insurance company having a rating of at least “A+:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and (C) otherwise be subject to Seller’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.9 below.  The requirement to carry the insurance specified in the preceding sentence may be satisfied through blanket or umbrella insurance policies carried by Purchaser or its affiliates.  Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests, which obligation shall survive the termination of this Agreement.  Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may communicate with any Seller-designated tenant representative; provided, however, Purchaser must contact Seller at least three (3) full Business Days in advance by telephone to inform Seller of Purchaser’s intended communication with any Seller-designated tenant representative and allow Seller the opportunity to participate in such communication if Seller desires.  No assurance or guaranty is afforded by Seller that any Seller-designated tenant representative will communicate with Purchaser or Purchaser’s representatives.  Subject to the provisions of Section 4.7 and 4.10 hereof, Purchaser or Purchaser’s representatives may, only with Seller’s consent or participation, communicate with any governmental authority for the sole purpose of gathering information regarding current zoning compliance of the Real Property and current entitlements with respect to the Real Property in connection with the transaction contemplated by this Agreement.  Purchaser must contact Seller at least three (3) full Business Days in advance by telephone to inform Seller of Purchaser’s intended communication with any governmental authority and to allow Seller the opportunity to participate in such communication if Seller desires.  As used in this Section 4.2, “communicate” and “communication” shall mean the initiation of, response to, or sharing or exchange of information, knowledge or messages, whether by oral, written or electronic methods or media, or by any other means in person or otherwise, and includes requests for inspections or other access to the Real Property and Improvements.

4.3           Due Diligence/Financing Contingency Termination Rights.

4.3.1        Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically terminate on the last day of the Inspection Period unless Purchaser gives written notice waiving such termination and containing such other information required by Section 4.3.2 hereof and Section 4.3.2 of the Portfolio Purchase  and Sale Agreement to Seller, Portfolio Seller and Escrow Agent (the “Due Diligence Waiver Notice”) on or before the last day of the Inspection Period.  If Purchaser delivers a Due Diligence Waiver Notice, this Agreement, and the Portfolio Purchase and Sale Agreement pursuant to the terms thereof, shall continue in full force and effect, subject to the provisions of this Agreement and the Portfolio Purchase and Sale Agreement, including Section 4.3.1 hereof and thereof, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents (as defined herein and in the Portfolio Purchase and Sale Agreement) and conducted all inspections and tests of the Real Property, Improvements and Portfolio Property that it considers important.

4.3.2        Notwithstanding anything to the contrary in this Agreement, this Agreement, and the Portfolio Purchase and Sale Agreement pursuant to the terms thereof, shall automatically terminate on the last day of the Inspection Period (as defined herein and in the Portfolio Purchase and Sale Agreement) unless Purchaser shall notify Seller and Portfolio Seller in the Due Diligence Waiver Notice that Purchaser (i) was able to obtain a financing commitment for the transaction described herein and in the Portfolio Purchase and Sale Agreement from any lender which lender and the terms of such loan are satisfactory to Purchaser in its sole and absolute discretion (the “Term Financing Commitment”) and Purchaser has provided Seller and Portfolio Seller with a fully executed copy of the Term Financing Commitment, in which case Purchaser and Seller shall proceed to Closing pursuant to the terms and provisions of this Agreement, Purchaser shall proceed to closing the acquisition of the Portfolio Property pursuant to the Portfolio Purchase and Sale Agreement and iStar shall have no obligation to provide the Mezzanine Loan and iStar’s providing the Mezzanine Loan and the closing of the loan contemplated by the Term Financing Commitment shall not be conditions to Purchaser’s obligation to close hereunder or under the Portfolio Purchase and Sale Agreement, (ii) was able to obtain a financing commitment or commitments for the GE Bridge Loan from General Electric Capital Corporation (“GECC”) pursuant to the terms of this Agreement and the Portfolio Purchase and Sale Agreement (such single or multiple commitments are referred to herein collectively, as the “GE Bridge Financing Commitment”), which GE Bridge Financing Commitment is satisfactory to Purchaser in its sole and absolute discretion and must specify all major business terms of the GE Bridge Loan, including, without limitation, all major amendments to the GE Loan, and Purchaser has provided Seller and Portfolio Seller with a fully executed copy of the GE Bridge Financing Commitment, in which case iStar shall, subject to the terms of this Section 4.3.2 and Section 4.3.2 of the Portfolio Purchase and Sale Agreement, provide the Mezzanine Loan simultaneously with the closing of the GE Bridge Loan, Purchaser and Seller shall proceed to Closing pursuant to the terms and provisions of this Agreement, Purchaser shall proceed to closing the acquisition of the Portfolio Property pursuant to the Portfolio Purchase and Sale Agreement and, provided Purchaser has not subsequently elected to obtain alternative financing, (x) iStar’s providing the Mezzanine Loan simultaneously with the closing of the GE Bridge Loan and (y) GECC’s closing of the GE Bridge Loan under the terms of the GE Bridge Financing Commitment on the Closing Date (unless the GE Bridge Loan fails to close as a result of (A) Purchaser’s uncured default under the GE Bridge Financing Commitment, (B) the failure of one or more conditions to close which are within Purchaser’s reasonable control to satisfy, or (C) Purchaser’s failure to accept documentation for the GE Bridge Loan that is commercially reasonable for debt assumption transactions) shall be conditions to Purchaser’s obligation to close hereunder and under the Portfolio Purchase and Sale Agreement, (iii) was able to obtain a financing commitment for a Bridge Loan from GECC or any alternative senior lender the terms of which loan and identity of such lender are satisfactory to Purchaser in its sole and absolute discretion (“Senior Lender”) pursuant to the terms of this Agreement and the Portfolio Purchase and Sale Agreement (the “Bridge Financing Commitment”) and Purchaser has provided Seller and Portfolio Seller with a fully executed copy of the Bridge Financing Commitment, in which case iStar shall, subject to the terms of this Section 4.3.1 and Section 4.3.2 of the Portfolio Purchase and Sale Agreement, provide the Mezzanine Loan simultaneously with the closing of the Bridge Loan, Purchaser and Seller shall proceed to Closing pursuant to the terms and provisions of this Agreement and Purchaser shall proceed to closing the acquisition of the Portfolio Property pursuant to the Portfolio Purchase and Sale Agreement but the closing of the Bridge Loan and the Mezzanine Loan (so long as iStar is not in default of its obligation to provide the Mezzanine Loan as set forth herein and in the Portfolio Purchase and Sale Agreement) shall not be conditions to Purchaser’s obligations to close hereunder or under the Portfolio Purchase and Sale Agreement, or (iv) has not obtained the Term Financing Commitment, the GE Bridge Financing Commitment or the Bridge Financing Commitment on terms that are yet acceptable to Purchaser but that Purchaser (A) desires to proceed to Closing hereunder and under the Portfolio Purchase and Sale Agreement notwithstanding that Purchaser does not have the Term Financing Commitment, the GE Bridge Financing Commitment or the Bridge Financing Commitment on terms that are yet acceptable to Purchaser in its sole and absolute discretion and (B) requests an additional ten (10) day period (the “Financing Commitment Extension Period”) within which to obtain the Term Financing Commitment, the GE Bridge Financing Commitment or the Bridge Financing Commitment on terms acceptable to Purchaser, in which case Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents (as defined herein and in the Portfolio Purchase and Sale Agreement), conducted all inspections and tests of the Real Property, Improvements and the Portfolio Property that it considers important, and completed its due diligence of, the Membership Interests, the Real Property, the Improvements and the Portfolio Property (items (i), (ii) and (iii) above are each referred to herein individually as a “Financing Commitment Status Statement”).  If the Due Diligence Waiver Notice contains the information set forth in item (iv) above, prior to the end of the Financing Commitment Extension Period, Purchaser shall deliver to Seller and Portfolio Seller a notice setting forth the Financing Commitment Status Statement applicable as of the last day of the Financing Commitment Extension Period and the terms and conditions set forth above and in Section 4.3.2 of the Portfolio Purchase and Sale Agreement related thereto shall apply. If Purchaser fails to deliver the applicable Financing Commitment Status Statement and a fully executed copy of either the Term Financing Commitment, the GE Bridge Financing Commitment or the Bridge Financing Commitment prior to the end of the Financing Commitment Extension Period, this Agreement, and the Portfolio Purchase and Sale Agreement pursuant to the terms thereof, shall automatically terminate as of the last day of the Financing Commitment Extension Period, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.  Any Financing Commitment Status Statement delivered by Purchaser pursuant to the terms hereof shall be the same as the Financing Commitment Status Statement delivered by Purchaser pursuant to the Portfolio Purchase and Sale Agreement. If Purchaser obtains either the Term Financing Commitment, the GE Bridge Financing Commitment or the Bridge Financing Commitment pursuant to the terms of, and within the timeframes set forth in, this Section 4.3.1 and Section 4.3.2 of the Portfolio Purchase and Sale Agreement, then Purchaser or Seller may elect to extend the then current Closing Date from time to time to a date that is not more than ten (10) days following the then current Closing Date by delivering written notice to the other  party at least two (2) days prior to the then current Closing Date, respectively, solely in order for (A) Purchaser to comply with the terms of the Term

Financing Commitment, the GE Bridge Financing Commitment or the Bridge Financing Commitment (as applicable) or to obtain alternative financing and (B) Seller to satisfy the conditions to Purchaser’s obligations to close set forth in Section 7.2.2 of this Agreement (the foregoing items (A) and (B) are each referred to herein individually as, a “Closing Date Extension Condition”); provided, however, neither Purchaser nor Seller shall have the right to extend the Closing Date beyond the earlier of June 24, 2010 and the required closing date of the lender providing the financing for Purchaser’s acquisition of the Membership Interests and the Portfolio Property as described in the Financing Commitment Status Statement; provided, further, no election by Purchaser or Seller to extend the Closing Date shall be valid unless either Purchaser or Seller shall have simultaneously elected to extend the closing date of the Portfolio Purchase and Sale Agreement in accordance with the terms thereof. The terms “GE Bridge Loan”, “GE Loan”, “Bridge Loan” and “Mezzanine Loan” used in this Section 4.3.2 and elsewhere in this Agreement shall have the meanings ascribed to such terms in the Portfolio Purchase and Sale Agreement.

4.4           Updated Property Information.  From the Effective Date through the Closing Date, if and to the extent that Seller, AFE or any Subsidiary receives from an unaffiliated third-party any additional Property Information not previously provided to Purchaser, or if and to the extent that Seller, AFE or any Subsidiary receives any document, notice or correspondence from an unaffiliated third-party or otherwise obtains actual knowledge from an unaffiliated third-party source of a condition arising after the Effective Date that would render any of the representations and warranties of Seller in Section 9.1 untrue if and to the extent remade after the Effective Date, Seller shall promptly so notify Purchaser and shall make electronic copies of all such documents, notices, correspondence or other information in Seller’s, AFE’s or the Subsidiaries’ possession (“Updated Property Information”) available to Purchaser on iPortal. Updated Property Information may include any information disclosed in the Tenant Estoppel Certificate, but such updated information shall remain subject to Purchaser’s rights pursuant to Section 7.2.1(1) and 7.2.3.  The representations and warranties of Seller in Section 9.1 shall be deemed amended to reflect such Updated Property Information, provided that if the amendment or deemed amendment of any representation or warranty reflects a fact or circumstance that would trigger a termination, extension or other right of Purchaser under this Agreement, the amendment or deemed amendment of any representation or warranty to reflect such fact or circumstance shall not vitiate such right of Purchaser.  Additionally, Seller shall notify or indirectly cause PXLA to notify Mack-Cali of the pending sale and transfer of the Membership Interests to Purchaser pursuant to this Agreement and request that Mack-Cali immediately notify PXLA and Seller of any notice received affecting the Financial Agreement, the Schwab Lease, the Real Property or Improvements and any other item for which Mack-Cali is responsible under the Mack-Cali Management Agreement.

4.5           Return of Documents and Reports.  As additional consideration for the transaction contemplated herein, if Purchaser terminates this Agreement, Purchaser shall provide to Seller, if requested by Seller, promptly following the receipt of notice from Seller after the termination of this Agreement, copies of all “Reports”.  “Reports” mean (a) written third-party reports, tests, investigations and studies that pertain to contamination of, or environmental concerns regarding, the Real Property or Improvements delivered to Purchaser or its affiliates, and (b) all other written third party reports, investigations and studies, other than economic analyses in each case under (a) and (b) prepared for Purchaser in connection with its due diligence review of the Real Property and Improvements, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Real Property or Improvements, if any.  The Reports shall not include any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property, Improvements and/or Purchaser, or which are subject to a confidentiality agreement.  The Reports shall be delivered to Seller at no cost to Seller and without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto.  Purchaser’s obligation to deliver the Reports to Seller shall survive the termination of this Agreement.

4.6           Service Contracts.  On or prior to the Closing Date, Purchaser will advise Seller in writing which Service Contracts Purchaser requests that Seller, AFE or the Subsidiaries (in each case, to the extent applicable) terminate at or prior to Closing, provided Seller, AFE and the Subsidiaries (in each case, to the extent applicable) shall have no obligation to terminate any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee (unless Purchaser agrees in writing to pay such fee).  Seller shall deliver at Closing notices of termination of all Service Contracts that Purchaser so directs.  AFE and the Subsidiaries (in each case, to the extent applicable) shall from and after the Closing Date continue to be bound by those Service Contracts (a) that Purchaser has elected not to have Seller, AFE or the Subsidiaries (in each case, to the extent applicable) terminate, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing. Notwithstanding the foregoing, Seller, AFE and the Subsidiaries (in each case, to the extent applicable) shall not be obligated to terminate the Mack-Cali Management Agreement and, to the extent not terminated on or prior to the Closing Date, PXLA, the Real Property and Improvements shall continue to be bound by the obligations of the Mack-Cali Management Agreement from and after the Closing Date.

4.7           Proprietary Information; Confidentiality.  Purchaser agrees that it is bound by the Confidentiality Agreement as if it were a party thereto, and the Confidentiality Agreement remains in full force and effect. Notwithstanding anything to the contrary set forth in the Confidentiality Agreement, (a) each party acknowledges that the other party shall be allowed to disclose the existence of this Agreement and the contents thereof in order to comply with certain disclosure requirements relating to public companies and their affiliates and (b) provided Purchaser has delivered the Due Diligence Waiver Notice pursuant to Section 4.3.1 hereof, Purchaser shall be allowed to disclose the existence of this Agreement, and deliver the Property Information and Updated Property Information, to third parties in connection with such third parties’ potential acquisition from Purchaser of the Membership Interests, the Real Property, the Improvements or interests therein after the Closing Date so long as such third parties have agreed in writing to be bound by the terms of the Confidentiality Agreement prior to Purchaser’s disclosure of the existence of this Agreement, and delivery of the Property Information and Updated Property Information, to such third parties. The parties shall coordinate, in advance, with respect to any such public filings and/or press releases.  After the Closing there shall be no restriction as between Purchaser, on the one hand, and Seller, AFE, PXR, PXURA and PXLA, on the other hand, on Purchaser’s disclosure of Property Information or Updated Property Information.

4.8           No Representation or Warranty by Seller.  Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents, the Updated Property Information or the source(s) thereof.  Purchaser further acknowledges that some if not all of the Property Documents and Updated Property Information were prepared by third parties other than Seller, AFE and the Subsidiaries.  Except as expressly set forth in this Agreement or in any of the documents delivered at the Closing, (a) Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents or Updated Property Information, or in any other written or oral communications transmitted or made available to Purchaser, (b) Purchaser shall rely solely upon its own investigation with respect to the Membership Interests, the Real Property and the Improvements, including, without limitation, their physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto, and (c) Seller, AFE and the Subsidiaries have not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and Updated Property Information and are providing the Property Documents and Updated Property Information solely as an accommodation to Purchaser.

4.9           Purchaser’s Responsibilities.  In conducting any inspections, investigations or tests of the Real Property, Improvements, Property Documents and/or Updated Property Information, Purchaser and its agents and representatives shall: (a) not disturb the tenants or interfere with their use of the Real Property or Improvements pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Real Property, Improvements or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their agents, guests, invitees, contractors and employees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Real Property or Improvements; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (h) subject to the provisions of Section 4.10, repair any damage to the Real Property or Improvements resulting directly or indirectly from any such inspection or tests; and (i) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Real Property, the Improvements, the Property Documents and the Updated Property Information to anyone other than the Permitted Recipients (as defined in the Confidentiality Agreement), in accordance with the confidentiality standards set forth in Section 4.7 above, or except as may be otherwise required by law.  Purchaser’s obligations under this Section 4.9 shall survive the termination of this Agreement.

4.10         Purchaser’s Agreement to Indemnify.  Purchaser hereby agrees to indemnify, defend and hold Seller, AFE, PXR, PXURA and PXLA harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.2, 4.7, and 4.9; provided, however, the indemnity shall not protect Seller, AFE, PXR, PXURA and PXLA from any liabilities for matters merely discovered by Purchaser (i.e., environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller, AFE, PXR, PXURA and PXLA it being agreed by Purchaser and Seller that the mere discovery by Purchaser of such matters shall not constitute an aggravation of any pre-existing liability of Seller, AFE, PXR, PXURA and PXLA.  Notwithstanding the foregoing, Seller and Purchaser acknowledge and agree that Purchaser may communicate with representatives of Jersey City, New Jersey and the Jersey City Redevelopment Authority, as applicable, concerning the Financial Agreement and compliance therewith by Seller, AFE or the Subsidiaries, and such communications shall not be deemed to aggravate any pre-existing liability of Seller, AFE or the Subsidiaries under this Section 4.10.  Purchaser also hereby agrees to indemnify, defend and hold any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Purchaser’s breach of its obligation under Sections 4.7 and 4.9 above to maintain the confidential nature of any Property Documents, Updated Property Information or other information relative to such tenant.  Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5
TITLE AND SURVEY

5.1           Title Commitments.  Purchaser acknowledges that a copy of a current commitment for title insurance or a preliminary title report with respect to the Real Property, together with copies of all documents of record referred to therein (the “Title Commitment”) issued by First American on an ALTA 2006 Owner’s Form or state promulgated form has been delivered or made available to Purchaser.

5.2           Updated Surveys.  Purchaser has arranged, at Seller’s expense, for the preparation of a new survey or the revision, modification, or re-certification of the existing Survey as necessary in order for First American to delete the survey exception from the Title Policy.

5.3           Title Review.  During the Title and Survey Review Period, Purchaser shall review title to the Real Property as disclosed by the Title Commitment and the Survey.  Seller shall have no obligation to cure title objections except liens of an ascertainable amount created by, under or through Seller, AFE, PXR, PXURA or PXLA, or assumed by Seller, AFE, PXR, PXURA or PXLA, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller, AFE, PXR, PXURA or PXLA shall deliver the Real Property and Improvements free and clear of any such liens; provided, however, that the foregoing requirement to discharge liens shall not apply to liens on any tenant’s leasehold estate.  Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller, AFE, PXR, PXURA or PXLA after the Effective Date without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed).  The term “Permitted Exceptions” shall mean: (A) the exceptions (i) that are part of the promulgated title insurance form for each Title Commitment, (ii) that the Title Company is unable to remove under applicable insurance regulations, (iii) that the Title Company has not agreed to remove from the Title Commitments notwithstanding that Seller, AFE, PXR, PXURA and PXLA have delivered the Title Affidavits to the Title Company, (iv) that Purchaser consents to, or is deemed to have consented to, as of the end of the Title and Survey Review Period and (v) that Seller is not required to remove as provided above; (B) matters created by, through or under Purchaser; (C) items shown on the

Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a new Survey, all matters that a current, accurate survey of the Real Property and Improvements would show); (D) real estate taxes and payments under the Financial Agreement, which are not yet due and payable; (E) rights of tenants under the Leases; and (F) any encumbrances relating to the Property created by, though or under any tenant of the Property that does not render title to the Property unmarketable, provided such tenant is not otherwise in default under its Lease.

5.4           Delivery of Title Policy and Non-Imputation Endorsement at Closing.  The parties acknowledge that First American Title Insurance Company, National Commercial Services — Chicago (“First American”) and Fidelity Title Insurance Company (“Fidelity”) constitute the Title Company.  First American shall act as the lead Title Company and underwriter and shall issue the Title Policy and the Non-Imputation Endorsement; provided, however, that Purchaser may obtain co-insurance from Fidelity in the amount of up to fifty percent (50%) of the Purchase Price of the Property in the form of a co-insurance endorsement (“Co-Insurance”) so long as (i) the cost of such Co-Insurance does not increase the total cost of title insurance that Seller would otherwise pay to First American if First American were insuring the full Purchase Price unless Purchaser pays for such increased cost of title insurance and (ii) the issuance of such Co-Insurance does not delay the Closing. Purchaser, at Purchaser’s sole cost and expense, may obtain re-insurance with respect to the Title Policy from such third parties as Purchaser may elect so long as obtaining such re-insurance does not delay the Closing.  In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, (i) owner’s title insurance policy and Co-Insurance in accordance with the Title Commitment with Extended Coverage, insuring AFE’s title interest in the Real Property in the amount of the Purchase Price, subject only to the exclusions from coverage contained in the policy and the Permitted Exceptions (the “Title Policy”) and (ii) a non-imputation endorsement in the form approved for issuance in the State of New Jersey (the “Non-Imputation Endorsement”), Purchaser shall have the right to terminate this Agreement, in which case Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with Section 3.4 hereof and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement; provided, however, if either Title Company alone is willing to deliver the Title Policy in the amount of the Purchase Price and the Non-Imputation Endorsement, Purchaser agrees to accept such Title Policy and Non-Imputation Endorsement and Purchaser shall have no right to terminate this Agreement.

ARTICLE 6
OPERATIONS AND RISK OF LOSS

6.1           Ongoing Operations.  From the Effective Date through Closing:

6.1.1        Leases, Service Contracts and License Agreements.  Seller will cause AFE, PXR, PXURA and PXLA to perform their material obligations under the Leases, Service Contracts and License Agreements unless AFE, PXR, PXURA or PXLA are excused from performing such obligations pursuant to such Leases, Services Contracts and License Agreements.

6.1.2        New Contracts.  Except as provided in Section 6.1.4, Seller will not cause AFE, PXR, PXURA and PXLA to enter into any contract that will be an obligation affecting the Real Property or Improvements subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice.

6.1.3        Maintenance of Improvements; Removal of Personal Property.  Subject to Sections 6.2 and 6.3, Seller shall cause AFE, PXR, PXURA and PXLA to maintain or cause AFE, PXR, PXURA and PXLA to use reasonable efforts to cause the tenants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with AFE’s, PXR’s, PXURA’s and PXLA’s maintenance of the Improvements during AFE’s period of ownership.  Seller will cause AFE, PXR, PXURA and PXLA not to remove any Tangible Personal Property except as may be required for necessary repair or replacement or with respect to items that, in Seller’s judgment are obsolete, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

6.1.4        Leasing; License Agreements.  As used in this Section 6.1.4, “sublease” means a sublease, sub-sublease and any other sublease at any level.  Seller will cause AFE, PXR, PXURA and PXLA not to (i) amend or terminate any existing Lease or License Agreement, (ii) consent to the assignment of any Lease or License Agreement, (iii) enter into any new Lease or new License Agreement, (iv) grant their consent, to the extent AFE’s, PXR’s, PXURA’s or PXLA’s consent is required, to a sublease of the Real Property, a modification of a sublease, an assignment of a sublease or other item for which a consent is required under any Lease or License Agreement or (v) grant an acknowledgement with respect to a sublease of the Real Property, a modification of a sublease or an assignment of a sublease (the foregoing items (i), (ii), (iii), (iv) and (v) are each referred to herein as, a “Lease Event”) after the Effective Date and prior to the Closing Date without first providing Purchaser (a) all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, financial information for the assignee, tenant, subtenant and any guarantor to the extent in Seller’s, AFE’s, PXR’s, PXURA’s or PXLA’s possession, and (b) as to any Lease Event which is to be executed or granted after the expiration of the Inspection Period, Seller’s request for Purchaser’s approval.  If Purchaser’s approval is requested by Seller as to any Lease Event, Purchaser shall be held to the same standard for approval as Seller, AFE, PXR, PXURA, or PXLA, as applicable, is held to in the document giving rise to such approval, consent, or acknowledgement right, and Purchaser agrees to give Seller written notice of its approval or disapproval of a proposed Lease Event within three (3) Business Days after Purchaser’s receipt of the items in Section 6.1.4(a) and Section 6.1.4(b).  If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such Lease Event.  Purchaser’s approval rights and obligations will vary depending on whether such Lease Event is to be executed or granted before or after the expiration of the Inspection Period, as follows:

(1)           Purchaser’s approval shall not be required with regard to any Lease Event which is to be executed or granted on or prior to the end of the Inspection Period.  If Seller gives Purchaser notice of the execution or grant of a Lease Event during the final three (3) Business Days of the Inspection Period, the Inspection

Period will be extended to the third (3rd) Business Day following the date such notice is given to Purchaser.

(2)           With respect to a request for approval delivered by Seller to Purchaser for the execution or grant of a Lease Event after the expiration of the Inspection Period, so long as Purchaser has complied with the standard for review described above, Purchaser may withhold its approval in its reasonable discretion, and Seller will cause AFE, PXURA and PXLA not to execute or grant such Lease Event without Purchaser’s written approval.

Seller shall cause AFE, PXR, PXURA and PXL, as applicable, not to apply any tenant or licensee security deposits on account of any alleged default by any tenant or licensee after the earlier of three (3) Business Days before the end of the Inspection Period and the date when Purchaser has delivered the Due Diligence Waiver Notice to Seller pursuant to Section 4.3.1 hereof unless AFE, PXR, PXURA or PXLA (as applicable) has terminated the applicable Lease or License Agreement and obtained possession of the demised or licensed premises.  All tenant and licensee security deposits collected and not applied by AFE, PXR, PXURA or PXLA as of the Effective Date are set forth on Schedule 6.1.4. Seller shall deliver to Purchaser three (3) Business Days before the end of the Inspection Period an update to Schedule 6.1.4 to reflect the current amount of all security deposits collected and not applied by AFE, PXR, PXURA or PXLA as of such date.

6.1.5        Insurance.  Seller will cause AFE, PXR, PXURA and PXLA not to terminate or allow any insurance maintained by AFE, PXR, PXURA or PXLA with respect to the Real Property or Improvements or any umbrella coverage insurance carried by any affiliate of Seller which insures the Real Property to lapse unless replaced by equivalent coverage. Promptly upon Purchaser’s delivery of the Due Diligence Waiver Notice to Seller pursuant to Section 4.3.1 hereof, Seller shall cause AFE, PXR, PXURA and PXLA and Seller’s affiliates to name Purchaser as an additional insured on all insurance maintained by AFE, PXR, PXURA and PXLA with respect to the Real Property or Improvements and on all umbrella insurance coverage carried by any affiliate of Seller which insures the Real Property.

6.1.6        No Amendment.  After the Effective Date, Seller shall not, and Seller shall not permit AFE or any Subsidiary (as applicable), to amend the AFE LLC Agreement or the Subsidiaries LLC Agreements.  After the Effective Date through the fourth (4th) Business Day prior to the expiration of the Inspection Period, Seller may, and Seller may cause AFE or the Subsidiaries (as applicable) to, amend the Mack-Cali Management Agreement or the Financial Agreement, in each case without Purchaser’s prior consent so long as Seller has provided prior notice thereof to Purchaser.  From and after the third (3rd) Business Day prior to the expiration of the Inspection Period through Closing, Seller shall not, and Seller shall not permit AFE or any Subsidiary to, amend the Mack-Cali Management Agreement or the Financial Agreement, in each case without Purchaser’s consent (it being agreed that the settlement of the pending audit related to the Financial Agreement shall be governed by Section 8.1.3 below).

6.1.7        No Merger. Seller shall not permit AFE or any Subsidiary to merge or consolidate with or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any corporation, partnership or other business organization.

6.1.8        Interests.  Seller shall not permit AFE or any Subsidiary to authorize for issuance, issue, sell or delivery any additional membership interests in AFE or any Subsidiary or grant any option, warrant or other right to purchase any such membership interests. Seller shall not permit AFE or any Subsidiary to split, combine or reclassify any of the membership interests of AFE or any Subsidiary.

6.1.9        Debt.  Seller shall not permit AFE or any Subsidiary to incur or become subject to, nor agree to incur, any debt for borrowed money, guaranty any indebtedness, or incur any liabilities other than and specifically excluding liabilities incurred in the ordinary course of business related to the ownership and management of the Real Property and Improvements.

6.1.10      Conditions and Obligations.  To the extent performance of any obligation of Seller under this Agreement or the satisfaction of any condition of Purchaser’s obligation to close requires the performance of AFE or any of the Subsidiaries, Seller shall cause AFE and the applicable Subsidiary, as the case may be, to perform or satisfy same.

6.2           Casualty.  If after the Effective Date and prior to the Closing the Real Property or Improvements is damaged by fire or other casualty (a “Casualty”), Seller shall, promptly upon Seller, AFE, PXR, PXURA or PXLA receiving actual knowledge thereof, notify Purchaser of the same.  If, as a result of such Casualty, Schwab is entitled to and elects to terminate its Lease with respect to the Real Property or Improvements (a “Casualty Tenant Termination Event”), then Seller shall promptly upon Seller, AFE, PXR, PXURA or PXLA receiving notice of such Casualty Tenant Termination Event notify Purchaser of the same (a “Casualty Tenant Termination Notice”). Within five (5) days after receipt of the Casualty Tenant Termination Notice (but in no event later than the Closing Date), Purchaser shall notify Seller in writing of Purchaser’s election to either (i) terminate this Agreement in which case, Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with Section 3.4 hereof and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof, or (ii) to acquire the Membership Interests notwithstanding the Casualty Tenant Termination Event.  If (i) Purchaser elects to acquire the Membership Interests notwithstanding the Casualty Tenant Termination Event or fails to terminate this Agreement with respect to the Membership Interests within such five (5) day period, or (ii) such Casualty does not give rise to a Casualty Tenant Termination Event, then Purchaser shall proceed to Closing, and as of Closing, (1) Seller shall provide written confirmation that any resulting insurance proceeds (including any rent loss insurance and rent abatement insurance applicable to any period beginning with the Closing Date) due AFE, PXR, PXURA, PXLA or an affiliate of Seller as a result of such Casualty will be available after Closing to AFE, PXR, PXURA and PXLA to effectuate the needed repairs, (2) AFE, PXR, PXURA and PXLA shall maintain full responsibility for all needed repairs (subject to the terms of the Schwab Lease with respect to any rights of Schwab), and (3) Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies to the extent not payable by Schwab.  Notwithstanding anything contained herein to the contrary, if a Casualty shall occur to the Real Property or Improvements and, as a result of such Casualty, the lender providing the Term Financing Commitment will not close the loan contemplated by the Term Financing Commitment with respect to the Membership Interests, GECC will not close the GE Bridge Loan with respect to the Membership Interests or Senior Lender will not close the Bridge Loan with respect to the Membership Interests (as applicable pursuant to Section 4.3.2), then, this Agreement shall automatically terminate in which case, Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with Section 3.4 hereof and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

6.3           Condemnation.  If after the Effective Date and prior to the Closing Seller, AFE, PXR, PXURA or PXLA receives notice of, or proceedings are instituted for, eminent domain with respect to the Real Property or Improvements or any portion thereof (a “Condemnation”), Seller shall, promptly upon Seller, AFE, PXR, PXURA or PXLA receiving actual knowledge thereof, notify Purchaser of the same.  If, as a result of such Condemnation, Schwab is entitled to and elects to terminate its Lease with respect to the Real Property or Improvements (a “Condemnation Tenant Termination Event”), then Seller shall promptly upon Seller, AFE, PXR, PXURA or PXLA receiving notice of such Condemnation Tenant Termination Event notify Purchaser of the same (a “Condemnation Tenant Termination Notice”). Within five (5) days after receipt of the Condemnation Tenant Termination Notice (but in no event later than the Closing Date), Purchaser shall notify Seller in writing of Purchaser’s election to either (i) terminate this Agreement in which case, Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with Section 3.4 hereof and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof, or (ii) to acquire the Membership Interests notwithstanding the Condemnation Tenant Termination Event. If (i) Purchaser elects to acquire the Membership Interests notwithstanding the Condemnation Tenant Termination Event or fails to terminate this Agreement with respect to the Membership Interests within such five (5) day period, or (ii) such Condemnation does not give rise to a Condemnation Tenant Termination Event, then Purchaser shall proceed to Closing, and as of Closing, AFE, PXR, PXURA and PXLA shall maintain the right to negotiate and otherwise deal with the condemning authority in respect of such Condemnation (subject to the terms of the Schwab Lease with respect to any rights of Schwab). Notwithstanding anything contained herein to the contrary, if a Condemnation shall occur to the Real Property and, as a result of such Condemnation, the lender providing the Term Financing Commitment will not close the loan contemplated by the Term Financing Commitment with respect to the Membership Interests, GECC will not close the GE Bridge Loan with respect to the Membership Interests or Senior Lender will not close the Bridge Loan with respect to the Membership Interests (as applicable pursuant to Section 4.3.2), then this Agreement shall automatically terminate in which case, Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with Section 3.4 hereof and thereafter the parties hereto shall have no further right or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

6.4           Tenant Estoppel Certificate/SNDA/Management Agreement Estoppel Certificate.

6.4.1        Purchaser and Seller acknowledge and agree that as of the Effective Date PXLA has sent to Schwab (with a copy to Purchaser) an estoppel certificate in the form approved by Purchaser (the “Tenant Estoppel Certificate”). Purchaser acknowledges that it has approved the form of the Tenant Estoppel Certificate sent to Schwab as of the Effective Date.  Seller, AFE, PXR, PXURA and PXLA shall not be obligated to expend any funds in connection with obtaining the Tenant Estoppel Certificate, declare any default under the Schwab Lease or commence any legal action for enforcement of the Schwab Lease in order to obtain the Tenant Estoppel Certificate. Seller shall copy Purchaser on the initial correspondence soliciting the Tenant Estoppel Certificate and shall use commercially reasonable efforts to forward to Purchaser any written communications, including, without limitation, letters, memorandums, e-mails, comments and conditions, received from Schwab in connection with the Schwab’s execution of the Tenant Estoppel Certificate.  If the executed Tenant Estoppel Certificate is dated more than thirty (30) days prior to the Closing Date, Seller agrees, upon the request of Purchaser, to send Schwab a request for an updated Tenant Estoppel Certificate or a letter of no change to the executed Tenant Estoppel Certificate; provided, however, obtaining such updated Tenant Estoppel Certificate or letter of no change shall (i) not be a condition to Purchaser’s obligation to close pursuant to Section 7.2.2 and (ii) in no way delay the Closing, it being agreed by Purchaser that the Tenant Estoppel Certificate executed and delivered in the form approved by Purchaser regardless of the date executed by Schwab shall satisfy Purchaser’s condition to close pursuant to Section 7.2.2.

6.4.2        Upon receipt from Purchaser of drafts of estoppel certificates addressed to the parties listed on Schedule 6.4.2 (individually, a “Third Party Estoppel Certificate” and collectively, the “Third Party Estoppel Certificates”), Seller, on behalf of AFE, PXR, PXURA or PXLA (as applicable), shall promptly send such Third Party Estoppel Certificates to the parties listed on Schedule 6.4.2.  Seller, AFE, PXR, PXURA and PXLA shall not be obligated to expend any funds in connection with obtaining any such Third Party Estoppel Certificates, declare any default under any agreement or commence any legal action for enforcement of any agreement in order to obtain any such Third Party Estoppel Certificates.  Seller shall copy Purchaser on the initial correspondence soliciting the Third Party Estoppel Certificates and shall use commercially reasonable efforts to forward to Purchaser any written communications, including, without limitation, letters, memorandums, e-mails, comments and conditions, received from the third parties in connection with the third parties’ execution of the Third Party Estoppel Certificates.

6.4.3        Seller shall promptly after the date on which Purchaser obtains the Term Financing Commitment, the GE Bridge Financing Commitment or the Bridge Financing Commitment send to Schwab a subordination, non-disturbance and attornment agreement substantially in the form executed by Schwab in connection with the closing of the GE Loan (the “SNDA”).  Seller, AFE, PXR, PXURA and PXLA shall not be obligated to expend any funds in connection with obtaining the SNDA, declare any default under the Schwab Lease or commence any legal action for enforcement of the Schwab Lease in order to obtain the SNDA.  Seller shall copy Purchaser on the initial correspondence soliciting the SNDA and shall use commercially reasonable efforts to forward to Purchaser any written communications, including, without limitation, letters, memorandums, e-mails, comments and conditions, received from Schwab in connection with Schwab’s execution of the SNDA.

6.4.4        Purchaser and Seller acknowledge and agree that as of the Effective Date PXLA has sent to Mack-Cali (with a copy to Purchaser) an estoppel certificate in the form approved by Purchaser (the “Management Agreement Estoppel Certificate”).  Purchaser acknowledges that it has approved the form of the Management Agreement Estoppel Certificate sent to Mack-Cali as of the Effective Date. Seller shall copy Purchaser on the initial correspondence soliciting the Management Agreement Estoppel Certificate and shall use commercially reasonable efforts to forward to Purchaser any written communications, including, without limitation, letters, memorandums, e-mails, comments and conditions, received from Mack-Cali in connection with the Mack-Cali’s execution of the Management Agreement Estoppel Certificate.

ARTICLE 7
CLOSING

7.1           Closing.  The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser).  Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller.  Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record those closing documents which are to be recorded, and deliver originals or copies of the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

7.2           Conditions to Parties’ Obligation to Close.  In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1        Conditions to Seller’s Obligations to Close.

(1)           Representations and Warranties.  Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date;

(2)           Deliveries.  As of the Closing Date, Purchaser shall have tendered all deliveries to be made by Purchaser at Closing;

(3)           Actions, Suits, etc.  There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Purchaser that would materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement; and

(4)           Portfolio Purchase and Sale Agreement.  It shall be a condition to Seller’s obligation to close hereunder that the closing of the sale of the Portfolio Property to Purchaser pursuant to the Portfolio Purchase and Sale Agreement occur simultaneously with the Closing of the sale of the Membership Interests pursuant to this Agreement.

7.2.2        Conditions to Purchaser’s Obligations to Close.

(1)           Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, subject to the provisions of Sections 4.4 and 9.3.  Notwithstanding Sections 4.4 and 9.3, Seller and Purchaser acknowledge and agree that Section 7.2.3 shall apply to any material change in the representations and warranties of Seller due to any Updated Property Information or changes that that are not a result of a breach by Seller or any of its covenants;

(2)           Deliveries.  As of the Closing Date, Seller shall have tendered and shall have caused AFE, PXR, PXURA and PXLA to have tendered all deliveries to be made by Seller, AFE, PXR, PXURA and PXLA at Closing;

(3)           Actions, Suits, etc.  There shall exist (i) no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Seller, AFE, PXR, PXURA or PXLA that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement or (ii) no objection to the transaction hereunder by the City of Jersey City or the Jersey City Redevelopment Authority;

(4)           Tenant Estoppel Certificate.  Seller shall have delivered to Purchaser the Tenant Estoppel Certificate;

(5)           Occupancy/Non Bankruptcy.  It shall be a condition to Purchaser’s obligations to close hereunder that (a) as of the Closing Date, Schwab shall have not terminated, or given notice of intent to terminate, its Lease, except with respect to a Casualty Tenant Termination Event or a Condemnation Tenant Termination Event and (b) from the end of the Inspection Period through the Closing Date, Schwab shall have not vacated, abandoned or ceased operations at the Real Property, or filed for voluntary or involuntary bankruptcy or similar protection;

(6)           Closing of GE Bridge Loan/Mezzanine Loan. If Purchaser has elected pursuant to Section 4.3.1 to proceed to Closing with (i) the GE Bridge Financing Commitment and has not elected thereafter to take an alternative financing, (A) the closing of the Mezzanine Loan simultaneously with the Closing and (B) the closing of the GE Bridge Loan on the Closing Date (unless the GE Bridge Loan fails to close as a result of (x) Purchaser’s uncured default under the GE Bridge Financing Commitment, (y) the failure of one or more conditions to close which are within Purchaser’s reasonable control to satisfy, or (z) Purchaser’s failure to accept documentation for the GE Bridge Loan that is commercially reasonable for debt assumption transactions and implementation of such modifications to the GECC Loan as are specifically set forth in the GE Bridge Financing Commitment) be conditions to Purchaser’s obligation to close hereunder or (ii) the Bridge Financing Commitment and has not elected thereafter to take an alternative financing, iStar being ready, willing and able to close the Mezzanine Loan on the Closing Date is a condition to Closing and, if the Bridge Loan closes, the closing of the Mezzanine Loan simultaneously therewith is a condition to Closing.  In no event shall the closing of (w) the loan contemplated by the Term Financing Commitment, (x) the Bridge Loan or (y) any alternative financing be a condition of Purchaser’s obligation to close hereunder;

(7)           Intentionally Deleted;

(8)           Title Policy and Non-Imputation Endorsement. It shall be a condition to Purchaser’s obligations to close hereunder that the Title Company shall have issued the Title Policy, Co-Insurance and the Non-Imputation Endorsement subject to, and in accordance, with Section 5.4;

(9)           Portfolio Purchase and Sale Agreement.  It shall be a condition to Purchaser’s obligation to close hereunder that the sale of the Portfolio Property to Purchaser pursuant to the Portfolio Purchase and Sale Agreement occur simultaneously with the Closing of the sale of the Membership Interests pursuant to this Agreement;

(10)         SNDA.  It shall be a condition to Purchaser’s obligation to close hereunder that Seller shall have delivered the SNDA;

(11)         Management Agreement Estoppel Certificate. It shall be a condition to Purchaser’s obligation to close hereunder that Seller shall have delivered the Management Agreement Estoppel Certificate.

7.2.3        Failure to Satisfy Conditions.  So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Sections 10.1 and 10.2, such party may, in its sole discretion either (i) terminate this Agreement in its entirety by delivering written notice to the other party and Escrow Agent on or before the Closing Date (or such earlier date as is provided herein) and Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with Section 3.4 hereof and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof, or (ii) elect to close notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.3           Seller’s Deliveries in Escrow.  As of or prior to the Closing Date, Seller shall deliver, or shall cause the delivery by AFE and each Subsidiary, as applicable, in escrow to Escrow Agent the following:

7.3.1        Assignment and Assumption of Membership Interests.  An assignment and assumption of membership interests in substantially the form of Exhibit B hereto (the “Assignment and Assumption”);

7.3.2        Intentionally Deleted.

7.3.3        Conveyancing or Transfer Tax Forms or Returns.  Such conveyancing and transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local laws in connection with the transfer of the Membership Interests;

7.3.4        FIRPTA.  A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;

7.3.5        Authority.  Evidence of the existence and authority of Seller, AFE, PXR, PXURA and PXLA and of the authority of the persons executing documents on behalf of Seller, AFE, PXR, PXURA and PXLA reasonably satisfactory to First American;

7.3.6        Title Affidavits.  Title affidavits in form reasonably required by First American as to the rights of tenants in occupancy, the status of mechanics’ liens and “gap” indemnities, and such other matters as the First American may reasonably require in order to issue the Title Policy and the Non-Imputation Endorsement (collectively, the “Title Affidavits”);

7.3.7        Additional Documents.  Any additional documents that First American may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller, AFE, PXR, PXURA or PXLA or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement);

7.3.8        Tenant Estoppel Certificates/Seller Estoppels.  If received by Seller, the Tenant Estoppel Certificate, it being agreed that the failure of Seller to obtain the Tenant Estoppel Certificate shall not (i) be a breach or default by Seller hereunder, (ii) constitute grounds for Purchaser to delay the Closing or (iii) give rise to a reduction of the Purchase Price;

7.3.9        Third Party Estoppel Certificates. Such Third Party Estoppel Certificates as Seller shall have received, it being agreed that the failure of Seller to obtain any such Third Party Estoppel Certificates shall not (i) be a breach or default by Seller hereunder, (ii) constitute grounds for Purchaser to delay the Closing or (iii) give rise to a reduction of the Purchase Price;

7.3.10      Company Matters.

(1)           The Books and Records.

(2)           A Uniform Commercial Code Search, indicting that the Membership Interests and the limited liability company interests in AFE and the Subsidiaries are unencumbered by an lien, encumbrance or other security interest thereon, except for liens, encumbrances or security interests in favor of GE pursuant to the GE Loan, and federal and state law searches for Seller and each of the Subsidiaries indicating the absence of any bankruptcy proceeding, federal or state tax lien, litigation and unsatisfied judgments.

(3)           A good standing certificate dated within thirty (30) days of the Closing Date from the Secretary of State of New Jersey as to the good standing of AFE and each of the Subsidiaries in the State of New Jersey.

(4)           True, correct and complete copies of all insurance policies maintained by iStar on behalf of AFE and the Subsidiaries.

7.3.11      Bringdown Certificate. A certificate confirming that all of the representations and warranties of Seller in Section 9.1 are true and accurate as of the Closing Date, subject to Section 4.4 and the first sentence of Section 9.3;

7.3.12      Updated Rent Roll.  A Rent Roll updated to the Closing Date, or as close as possible; and

7.3.13      SNDA.  If received by Seller, the SNDA, it being agreed that the failure of Seller to obtain the SNDA shall not (i) be a breach or default by Seller hereunder, (ii) constitute grounds for Purchaser to delay the Closing or (iii) give rise to a reduction of the Purchase Price.

7.4           Purchaser’s Deliveries in Escrow.  As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1        Assignment and Assumption. An executed counterpart to the Assignment and  Assumption.

7.4.2        Intentionally Deleted.

7.4.3        Conveyancing or Transfer Tax Forms or Returns.  Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local laws in connection with the transfer of the Membership Interests;

7.4.4        Authority.  Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to First American;

7.4.5        Additional Documents.  Any additional documents that Seller, Escrow Agent or First American may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement); and

7.4.6        Bringdown Certificate.  A certificate confirming that all of the representations and warranties of Purchaser in Section 9.2 are true and accurate as of the Closing Date.

7.5           Closing Statements.  As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent an executed closing statement with respect to the adjustments herein in the form required by Escrow Agent.  Seller shall provide a draft of the same at least one week prior to the scheduled Closing Date.

7.6           Purchase Price.  At or before 3:00 p.m. (Eastern Time) on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money, plus or minus applicable prorations and any adjustment to the Purchase Price made in accordance with the terms of this Agreement, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee prior to 4:00 p.m. (Eastern Time) on the Closing Date, then the closing statements and related prorations will be revised as necessary.  To the extent that Escrow Agent is unable to provide the amount of interest constituting part of the Earnest Money up to the Closing Date, Escrow Agent shall promptly remit any such interest not applied against the Purchase Price to Purchaser after the Closing.

7.7           Possession.  As of Closing, there shall be no change in AFE’s, PXURA’s and PXLA’s possession of the Real Property and Improvements.

7.8           Delivery of Books and Records.  Within ten (10) Business Days after the Closing, Seller shall deliver to the offices of Purchaser: (i) original Lease File; (ii) original Service Contracts and License Agreements, (iii) to the extent in Seller’s, AFE’s, PXR’s, PXURA’s or PXLA’s possession: (a) maintenance records and warranties; (b) plans and specifications; (c) licenses, permits and certificates of occupancy; (d) copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; (e) advertising materials; (f) booklets; and (g) keys; and (iv) the Books and Records.

7.9           Notice to Schwab, Tenant’s and Licensees.  Seller and Purchaser shall each execute and Purchaser shall deliver (i) to Schwab immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit G hereto, or such other form as may be required by applicable state law and (ii) notice letters in the form of Exhibit G to the Portfolio Purchase and Sale Agreement to any tenants or licensees of AFE, PXURA or PXLA.  This obligation on the part of Purchaser shall survive the Closing.

ARTICLE 8
PRORATIONS, DEPOSITS, COMMISSIONS

8.1           Prorations for Taxes.  To the extent tenants are required to pay real and personal ad valorem taxes and payments pursuant to the Financial Agreement (“Taxes”) directly under their respective Leases, Taxes will not be prorated, and accordingly, Purchaser shall look solely to the tenants under their respective Leases for payment of all Taxes. To the extent tenants are not required to pay Taxes directly under their respective Leases, then the following shall apply with respect to the proration of Taxes:

8.1.1        If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing; and

8.1.2        Any additional Taxes relating to the year of Closing arising out of a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

8.1.3        Purchaser and Seller shall reasonably cooperate to file all tax returns of AFE and the Subsidiaries in respect of the tax year in which the Closing shall occur.  Seller shall not take any action to apply for the reduction or review of the assessed valuation of the Real Property and Improvements (a “Tax Proceeding”) under the Financial Agreement, for the fiscal year in which Closing occurs, it being understood and agreed that the pending settlement discussions relating to the pending audit of the Financial Agreement are expressly excluded herefrom and after the Effective Date through the Closing, Seller, AFE and the Subsidiaries (to the extent applicable) shall not enter into a settlement agreement with respect to the pending audit of the Financial Agreement without Purchaser’s prior consent (not to be unreasonably withheld, conditioned or delayed); provided, however, Seller, AFE and the Subsidiaries may enter a settlement agreement with respect to the pending audit of the Financial Agreement at any time without Purchaser’s prior consent if (i) Schwab consents to the terms of such settlement agreement, (ii) Schwab agrees to be liable for any payments thereunder, (iii) Seller has provided prior notice thereof to Purchaser and (iv) the material terms of such settlement agreement are limited to: agreement to increase annual PILOT payments up to $150,000.00 starting in Jersey City’s current fiscal year with a one-time additional payment up to $150,000.00 on account of past due amounts claimed by the City of Jersey City, New Jersey and such settlement agreement releases all parties to the Financial Agreement and the Contracting Agreement from the claims covered by such settlement agreement.

8.2           Prorations for Tenant-Paid Operating Expenses.  To the extent tenants are required to pay operating costs and expenses of the Real Property or Improvements (“Operating Expenses”) directly under their respective Leases, which Operating Expenses may include, without limitation, fees and assessments; prepaid expenses; obligations under Service Contracts; any assessments by private covenant; insurance; utilities; common area maintenance expenses; and other operating costs and expenses incurred in connection with the ownership, operation, maintenance and management of the Real Property, Operating Expenses will not be prorated, and accordingly, Purchaser shall look solely to the tenants under such Leases for payment of all Operating Expenses.

8.3           Prorations for Non-Tenant Paid Items.  To the extent tenants are not required to pay Operating Expenses or Taxes directly under their respective Leases, but are required to escrow Operating Expenses or Taxes under their respective Leases and/or to reimburse their landlord for all or any portion of such Operating Expenses or Taxes, then the following items shall be prorated as of the Closing Date with all items of income and expense for the Property being borne by AFE and the Subsidiaries for Purchaser’s account from and after (and including) the Closing Date and Seller’s account prior to the Closing Date:

8.3.1        Utilities.  Purchaser shall take all steps necessary to post deposits with the utility companies on behalf of AFE and the Subsidiaries for the period after the Closing Date. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company on behalf of AFE and the Subsidiaries as of the Closing Date.

8.3.2        Tenant Receivables. Rents due from tenants under Leases and from tenants or licensees under License Agreements and Operating Expenses and Taxes payable by tenants under Leases and licenses under License Agreements (collectively, “Tenant Receivables”) and not collected by AFE, PXR, PXURA or PXLA as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(a)           Tenant Receivables and other income received from tenants under Leases, and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (1) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.3 hereof (with Seller’s portion thereof to be delivered to Seller); (2) second, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; (3) third, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by AFE and the Subsidiaries; and (4) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by AFE and the Subsidiaries as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller.  Notwithstanding the foregoing, Seller shall have the right to pursue on behalf of AFE and the Subsidiaries the collection of Uncollected Delinquent Tenant Receivables for a period of six (6) months after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to cause AFE and the Subsidiaries to cause any such tenant or licensee to be evicted or to exercise any other “landlord” remedy (as set forth in such tenant’s Lease or licensee’s License Agreement) against such tenant other than to sue for collection.  Any sums received by AFE and the Subsidiaries to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to AFE and the Subsidiaries, and Purchaser shall remit to Seller any such sums received by AFE or the Subsidiaries to which Seller is entitled within ten (10) Business Days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any.  Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period from and after the Closing Date, Seller shall hold the same in trust for AFE and the Subsidiaries and remit to Purchaser that portion of the monies so received by Seller to which AFE or the Subsidiaries is entitled within ten Business Days after receipt thereof.  With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to cause

AFE and the Subsidiaries to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due.  Seller shall provide Purchaser with the necessary information to bill the same when billable and cooperate with Purchaser to maximize collection of the Unbilled Tenant Receivables.  The provisions of this Section 8.3.2(a) shall survive the Closing.

(b)           Purchaser acknowledges that AFE, PXURA and PXLA, as the landlords under the Leases (and/or as the licensors under the License Agreements) may be collecting from tenants under the Leases (and/or licensees under the License Agreements) additional rent relating to Operating Expenses or Taxes.  To the extent that any such additional rent is paid by any tenants to the landlord under the Leases (and/or by any licensees to the licensor under the License Agreements) based on an estimated payment basis (whether monthly, quarterly, or otherwise) for which a future reconciliation of actual Operating Expenses or Taxes to estimated payments of Operating Expenses or Taxes is required to be performed at the end of a reconciliation period, Purchaser and Seller shall determine prior to the Closing whether such tenants and/or licensees have, in the aggregate, made an overpayment or underpayment of additional rent relating to Operating Expenses or Taxes (such determination to be based on a comparison of reasonable estimates of actual annual Operating Expenses and Taxes to the estimated payments being made by such tenants and/or licensees).  If such determination indicates that such tenants and/or licensees have made an overpayment of additional rent relating to Operating Expenses or Taxes, Purchaser shall receive a credit toward the Purchase Price in the amount of such overpayment and AFE and the Subsidiaries shall retain all obligations and liabilities relating to such overpayment.  If, however, such determination indicates that such tenants and/or licensees have made an underpayment of additional rent relating to Operating Expenses or Taxes, Purchaser shall cause AFE or the Subsidiaries to bill the tenants for the same promptly after the Closing and remit the same to Seller as and when collected.  If such review indicates that it cannot be determined as of the Closing Date whether a tenant has overpaid or underpaid its additional rent relating to Operating Expenses or Taxes, Purchaser shall cause AFE or the Subsidiaries to bill the tenant for the same at the end of the reconciliation period, and any overpayment with respect to the period prior to the Closing Date shall be paid by Seller to Purchaser or any underpayment with respect to the period prior to the Closing Date, when received from the tenant, shall be paid by Purchaser to Seller. Notwithstanding anything contained herein to the contrary, to the extent Purchaser, Seller, AFE, PXR, PXURA or PXLA receives a check or wire transfer from any tenant in the exact amount of the item payable by such tenant or referencing the item to which the check or wire transfer relates, such check or wire transfer shall be (i) applied directly to the applicable item or (ii) if such item was previously paid by AFE or the Subsidiaries during Seller’s Ownership Period, reimbursed to Seller, or if such item was paid by AFE or the Subsidiaries thereafter, reimbursed to Purchaser.

8.4           Miscellaneous Prorations. Without duplication of, and to the extent not addressed by Sections 8.1, 8.2 and 8.3, all other items that are customarily subject to proration and adjustment, including without limitation, “Base Rent”, shall be prorated as of the Closing Date, it being agreed that for purposes of prorations and adjustments, Purchaser shall be deemed the owner of the Membership Interests on the Closing Date.

8.5           Leasing Costs.  Seller agrees to cause AFE and the Subsidiaries pay or discharge at or prior to Closing (and provide Purchaser with evidence of payment thereof), or provide Purchaser with a credit at Closing in the amount of, all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension or to induce a licensee to enter into a License Agreement (collectively, the “Leasing Costs”) that are indicated on Schedule 9.1.5 as being payable by Seller.  Purchaser agrees to cause AFE and the Subsidiaries to pay all Leasing Costs indicated on Schedule 9.1.5 as being payable by Purchaser as and when they become due. Seller shall have no obligation to pay, and as of Closing AFE and the Subsidiaries shall retain, the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing.  Additionally, as of Closing, AFE and the Subsidiaries shall retain all obligations for Leasing Costs incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date pursuant to the terms of this Agreement.

8.6           Closing Costs.  Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

8.7           Final Adjustment After Closing.  If final bills are not available or cannot be issued prior to Closing for any item being prorated under Sections 8.1, 8.3 and 8.5, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing.  Payments in connection with the final adjustment shall be due within thirty (30) days of written notice.  All such rights and obligations shall survive the Closing.

8.8           Tenant Deposits. All tenant and licensee security deposits collected and not applied by AFE, PXR, PXURA or PXLA (and interest thereon if required by law or contract) as of the Closing Date shall be retained by AFE, PXR, PXURA or PXLA at Closing.  As of the Closing, AFE, PXR, PXURA and PXLA shall retain their obligations related to tenant and licensee security deposits, but only to the extent the security deposits are retained by AFE, PXR, PXURA and PXLA at Closing.  Notwithstanding the foregoing provisions of this Section 8.8, deposits in the form of letters of credit will not be transferred or credited at the Closing.  All letters of credit will remain in the name of AFE, PXR, PXURA and PXLA at Closing.  Purchaser and Seller shall each pay one-half (1/2) of the costs and expenses, if any, of delivering the letters of credit to Purchaser. In the event that prior to a transfer of any such letter of credit to Purchaser, Purchaser deems it advisable to cause AFE, PXR, PXURA or PXLA to draw on the same, Seller will cooperate in such presentation, and direct payment by virtue of any such presentation to AFE, PXR, PXURA or PXLA, and if Seller receives any such payment it will promptly deliver such payment in the form received and endorsed, without recourse, to Purchaser on behalf of AFE, PXR, PXURA or PXLA.  Purchaser shall defend, indemnify and hold Seller harmless from all claims, causes of actions, actions, damages, costs, liabilities and expenses, including (without limitation) reasonable attorneys’ fees, that may arise out of any such presentation or related payment, other than by reason of any actions of Seller other than at the written direction of Purchaser.  If any security deposit is held in a form other than cash or a letter of credit, for example, debt or equity securities, at Closing, such debt or equity securities shall continue to be held by AFE or the applicable Subsidiary.

8.9           Commissions.  Seller is responsible to Financial Advisor for a real estate fee at Closing in accordance with a separate agreement between Seller and Financial Advisor and at Closing Seller shall pay to Financial Advisor the entire real estate fee due under the separate agreement between Seller and Financial Advisor.  Financial Advisor may share its commission with any other financial advisor or licensed broker involved in this transaction.  Subject to Seller’s representations in this Section 8.9, under no circumstances shall Seller owe a commission or other compensation directly to any financial advisor, broker, agent or person other than Financial Advisor.  No affiliate, subsidiary or party related in any way to Purchaser shall claim a commission or fee from Seller or Financial Advisor.  Seller represents and warrants to Purchaser that no real estate brokerage commission or real estate fee is payable to any person or entity in connection with the transaction contemplated hereby other than Financial Advisor, and agrees to and does hereby indemnify and hold Purchaser harmless against the payment of any commission or real estate fee to any other person or entity claiming by, through or under Seller including Financial Advisor. Purchaser represents and warrants to Seller that no real estate brokerage commission or real estate fee is payable to any person or entity in connection with the transaction contemplated hereby, and agrees to and does hereby indemnify and hold Seller harmless against the payment of any commission or real estate fee to any other person or entity claiming by, through or under Purchaser excluding Financial Advisor. The foregoing indemnifications shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

8.10         Accounts.  At or prior to Closing, Seller shall cause all then existing accounts in the name of AFE or any Subsidiary, to be closed and the proceeds therein distributed to Seller.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1           Seller’s Representations and Warranties.  Each Seller represents and warrants to Purchaser that:

9.1.1        Organization and Authority.  Seller, AFE, PXR, PXURA and PXLA are validly existing, and in good standing in the states in which they were was formed.  Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause AFE and the Subsidiaries to consummate the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Seller, AFE, PXR, PXURA and PXLA at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, AFE and the Subsidiaries, enforceable in accordance with their terms.

9.1.2        No Conflicts.  The execution, delivery and performance by Seller, AFE and the Subsidiaries, as applicable, of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement (oral or written), operating agreement, indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order, or any law to which Seller, AFE, PXR, PXURA, PXLA, the Membership Interests or any portion of the Real Property or Improvements is bound.

9.1.3        Consents; Binding Obligations.  No approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for Seller, AFE or the Subsidiaries, as applicable, to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Seller or the Subsidiaries, as applicable, to consummate the transaction contemplated hereby.  This Agreement and all documents required hereby to be executed by Seller or the Subsidiaries, as applicable, are and shall be valid, legally binding obligations of and enforceable against Seller and the Subsidiaries in accordance with their terms.

9.1.4        Pending Actions.  Except as set forth on Schedule 9.1.4, there is no action or proceeding pending or to Seller’s knowledge threatened, against Seller, AFE or the Subsidiaries (as applicable) including, but not limited to, those relating to the Membership Interests, the AFE LLC Agreement, the Subsidiary LLC Agreements, the Mack-Cali Management Agreement, the Real Property, the Improvements, the Leases and Guaranties, the Tangible Personal Property or the Intangible Personal Property.

9.1.5        Leases, Guaranties, Tenants and Guarantors.  Schedule 1.1.21 is a true, correct and complete list of all Leases, Guaranties, tenants and guarantors in effect as of the Effective Date.  Seller has delivered, or has caused AFE and the Subsidiaries to deliver, or has made available to Purchaser true, correct and complete copies of  the Leases and the Guaranties.  To Seller’s knowledge, no tenant or guarantor of any Lease has been released or discharged, voluntarily or involuntarily, or by operation of law, from any obligation related to such Lease.  To Seller’s knowledge, Seller, AFE, PXR, PXURA and PXLA have not received notice of any default under, and to Seller’s knowledge, no other party is in default under, any of its obligations under any of the Leases or Guaranties, and to Seller’s knowledge, there is no event which with the giving of notice or passage of time, or both, would be a default thereunder.  Without limiting the foregoing, to Seller’s knowledge, Seller, AFE, PXR, PXURA and PXLA have not received any notice from any tenant or guarantor under the Guaranties asserting any presently accrued defenses, offsets or disputes thereunder. The Rent Roll is true and correct in all material respects.  Except as disclosed on Schedule 9.1.5, there are no Leasing Costs or other obligations to brokers due or which will become due under any of the Leases, except for Leasing Costs incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date pursuant to the terms of this Agreement. Except as disclosed on Schedule 9.1.5, all Leasing Costs have been fully paid and satisfied by Seller, except for Leasing Costs incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date pursuant to the terms of this Agreement.

9.1.6        Service Contracts and License Agreements.  To Seller’s knowledge, Schedule 9.1.6 is a true, correct and complete list of all Service Contracts and License Agreements with respect to the Real Property and Improvements.  To Seller’s knowledge, Seller has delivered or caused AFE and the Subsidiaries to deliver true, correct and complete copies of the Service Contracts and License Agreements to Purchaser.  To Seller’s knowledge, Seller, AFE, PXR, PXURA and PXLA have not received notice of any default under, and to Seller’s knowledge, no other party is in default under, any of its obligations under any of the Service Contracts or License Agreements, and to Seller’s knowledge, there is no event which with the giving of notice or passage of time, or both, would be a default thereunder.  Without limiting the foregoing, to Seller’s knowledge, Seller, AFE, PXR, PXURA and PXLA have not received any notice from any party under the Service Contracts or License Agreements asserting any presently accrued defenses, offsets or disputes thereunder.

9.1.7        Notices from Governmental Authorities.  To Seller’s knowledge, except as set forth on Schedule 9.1.7 or as may be reflected by the Property Documents or otherwise disclosed by Seller to Purchaser in writing, Seller, AFE, PXR, PXURA and PXLA have not received from any governmental authority during the Seller’s Ownership Period written notice of any violation of any laws, that has not been corrected.  To Seller’s knowledge, except as set forth on Schedule 9.1.7, neither Seller nor any of the Subsidiaries has received from any governmental authority, including without limitation, Jersey City or the Jersey City Redevelopment Authority, notice of any violations of the Financial Agreement or any notice of alleged non-compliance or disputes regarding any provision of the Financial Agreement.

9.1.8        Prohibited Persons and Transactions.  Neither Seller nor any of its affiliates is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

9.1.9        Operating Statements.  The Operating Statements delivered by Seller or made available to Purchaser are true and complete copies of the operating statements for the Real Property and Improvements which Seller, AFE, PXR, PXURA and PXLA rely upon for the purposes of operating the Real Property and Improvements.

9.1.10      Insurance.  Schedule 9.1.10 is a true, correct and complete list of the insurance maintained by Seller, AFE, PXR, PXURA and PXLA with respect to the Real Property and Improvements.  Seller, AFE, PXR, PXURA and PXLA have not received any written notice or request from any insurance company requesting the performance of any work or alteration with respect to the Real Property or Improvements, which have not been fully and completely corrected.  Seller, AFE, PXR, PXURA and PXLA have not received written notice from any insurance company concerning any defects or inadequacies in the Real Property or Improvements, which, if not corrected, would result in the termination of insurance coverage or increase its cost.

9.1.11      Employees.  There are no employees of Seller, AFE, PXR, PXURA or PXLA employed in connection with the use, management, maintenance or operation of the Real Property and Improvements whose employment will continue after the Closing Date.  There is no bargaining unit or union contract relating to any employees of Seller, AFE, PXR, PXURA or PXLA.

9.1.12      Third Party Agreements. Other than the Leases, the License Agreements, the Service Contracts, the Permitted Exceptions and the agreements set forth on Schedule 9.1.12, there are no agreements to which Seller, AFE or any Subsidiary is party to.  To Seller’s knowledge, except as set forth on Schedule 9.1.12, Seller is not in default of, and no other party is in default of, any of its obligations under any of the agreements set forth on Schedule 9.1.12, and there is no event which, with the giving of notice or passage of time, or both, would be a default thereunder.

9.1.13      Seller’s Representatives. Seller’s Representatives are the individuals involved in supervising Seller’s, AFE’s, PXR’s, PXURA’s and PXLA’s ownership, operation, and maintenance of the Real Property and Improvements, have knowledge of the operation and maintenance of the Real Property and Improvements and have reviewed the representations of Seller set forth in, and the schedules and exhibits referenced in, this Section 9.1.13.

9.1.14      Ownership.  (A) Seller is the sole member of, and owns one hundred percent (100%) of the interests in, AFE, (B) AFE is the sole member of, and owns one hundred percent (100%) of the interests in, PXR, (C) PXR is the sole member of, and owns one hundred percent (100%) of the interests in, PXURA, (D) PXR is the sole member of, and owns one hundred percent (100%) of the interests, in PXLA and (E) AFE, via its sole membership in, and one hundred percent (100%) ownership of, PXR, indirectly owns all of PXURA and PXLA.   Except for (i) the liens, encumbrances, liabilities, claims, covenants and restrictions relating to that portion of the GE Loan secured by the Real Property and Improvements, which will either be repaid or assumed by Purchaser at Closing, and (ii) that certain Option Agreement by and between Second Street Holdings, L.L.C., a New Jersey limited liability company, and Seller, dated as of September 29, 2003 (the “Second Street Option”), (i) Seller owns its interests in AFE free and clear of all liens, encumbrances, liabilities, claims, covenants and restrictions of any kind or character, including but not limited to, any security interests or, any restriction on sale or assignment or granting of any option, right or agreement for the purchase or acquisition of the same or any interest in the same and Seller has not transferred, assigned, sold, conveyed, pledged, mortgaged, granted a security interest in, or otherwise disposed of any of such interests or any portion thereof or interest therein or granted any option to any person or entity to acquire any of such interests, (ii) AFE owns its interests in PXR free and clear of all liens, encumbrances, liabilities, claims, covenants and restrictions of any kind or character, including but not limited to, any security interests or, any restriction on sale or assignment or granting of any option, right or agreement for the purchase or acquisition of the same or any interest in the same and AFE has not transferred, assigned, sold, conveyed, pledged, mortgaged, granted a security interest in, or otherwise disposed of any of such interests or any portion thereof or interest therein or granted any option to any person or entity to acquire any of such interests and (iii) PXR owns its interests in PXURA and PXLA free and clear of all liens, encumbrances, liabilities, claims, covenants and restrictions of any kind or character, including but not limited to, any security interests or, any restriction on sale or assignment or granting of any option, right or agreement for the purchase or acquisition of the same or any interest in the same, and PXR has not transferred, assigned, sold, conveyed, pledged, mortgaged, granted a security interest in, or otherwise disposed of any of such interest or any portion thereof or interest therein or granted any option to any person or entity to acquire any of such interest.

9.1.15      PILOT Matters. Seller has delivered to Purchaser a true, accurate and complete copy of the Financial Agreement. To Seller’s knowledge, the Financial Agreement is in full force and effect. Except as set forth on Schedule 9.1.15, PXURA has made all payments required to be paid to date under the Financial Agreement and filed all annual audited financial statements in connection therewith required to be filed to date. Except as set forth on Schedule 9.1.15, neither Seller, AFE, PXR, PXURA or PXLA has received any written notice that it has failed to pay or perform any obligation on its part to be paid or performed under the Financial Agreement (which remains uncured) or that it is in default (which remains uncured) under the Financial Agreement. Except as set forth on Schedule 9.1.15, as of the date hereof, there is no litigation or proceedings pending or, to Seller’s knowledge, threatened in writing with respect to the Financial Agreement.

9.1.16      Subleases. Schedule 9.1.16 is a true, correct and complete list of all subleases (at whatever level) covering the Real Property or Improvements acknowledged by, or consented to, AFE, PXR, PXURA or PXLA and such additional subleases as to which Seller, AFE, PXR, PXURA, or PXLA (as applicable) have knowledge of.

9.1.17      LLC Agreements.  Seller has delivered to Purchaser a true, complete and accurate copies of the AFE LLC Agreement and the Subsidiary LLC Agreements, and all amendments thereto, all of which are each in full force and effect and have not been amended or modified, and there has been no material default by Seller, AFE or the Subsidiaries under the AFE LLC Agreement and the Subsidiary LLC Agreements (as applicable) during Seller’s Ownership Period.

9.1.18      Subsidiaries.  Other than AFE and the Subsidiaries, there are no corporations, partnerships, joint ventures, associations or other entities in which Seller owns, of record or beneficially, any direct or indirect equity or other interest or  any right to acquire same.

9.1.19      Books and Records.  The Books and Records contain accurate records of all meetings and accurately reflect all other actions taken by the members, boards of directors and all committees of AFE and the Subsidiaries. Complete and accurate copies of all Books and Records of AFE and the Subsidiaries have been provided by Seller to the Purchaser

9.1.20      Bankruptcy. No petition in bankruptcy (voluntary or, to Seller’s knowledge, involuntary), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other action under federal or state bankruptcy or insolvency laws is pending against or, to Seller’s knowledge, threatened against AFE or any of the Subsidiaries.

9.1.21      Permitted Liabilities.  AFE and the Subsidiaries have no liabilities other than (i) those reflected on the consolidated balance sheet of each respective entity, dated as of March 31, 2010 (collectively, the “Balance Sheets”) and (ii) liabilities incurred in the ordinary course of AFE’s and the Subsidiaries’ business related to the Real Property or Improvements from April 1, 2010 through the Effective Date, which ordinary course liabilities (A) shall not materially exceed the corresponding line items for such ordinary course liabilities set forth in the Balance Sheets except for accrued tax liabilities in an amount not to exceed $135,000.00 for the month of April, 2010 and (B) are subject to Purchaser’s consent rights otherwise contained in this Agreement (items (i) and (ii) of this Section 9.1.21 are referred to herein collectively as, the “Permitted Liabilities”), which Permitted Liabilities shall be paid prior to or at Closing except for (x) Permitted Liabilities prorated in accordance with the terms of this Agreement and (y) if Purchaser acquires the Membership Interests with the GE Bridge Loan, those Permitted Liabilities relating to the GE Loan.

9.1.22      Financial Statements.  Seller has delivered to Purchaser true, correct and complete copies of the Financial Statements. The Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of AFE and the Subsidiaries as of the dates thereof and for the periods covered thereby, in accordance with GAAP applied on a consistent basis.

9.1.23      Taxes and Tax Returns.

(1)       AFE and each of the Subsidiaries has filed all federal, state and local tax returns that are due for each year of its existence. AFE and each of the Subsidiaries has paid or caused to be paid all Taxes required to be paid by AFE and each of the Subsidiaries through the date hereof whether disputed or not.

(2)       There are no pending or, to the best knowledge of the Seller after due inquiry, threatened actions for the assessment or collection of Taxes against AFE or any Subsidiary or (insofar as either relates to the activities or income of AFE or any Subsidiary or could result in liability of AFE or any Subsidiary on the basis of joint and/or several liability) any person that was included in the filing of a Tax Return with the Seller on a consolidated, combined or unitary basis and there are no Tax liens on any assets of AFE or any Subsidiary.

(3)       Schedule 9.1.23(3) lists all income, franchise and similar tax returns (federal, state, local and foreign) and disclosures or certifications filed, including those required under the Financial Agreement, with respect to each of AFE and the Subsidiaries for taxable or reporting periods ended on or after Seller’s Ownership Period, (B) indicates the most recent income, franchise or similar tax return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and (C) indicates all tax returns or certifications or disclosures filed, including those required under the Financial Agreement, that currently are the subject of audit; and

(4)       Seller has delivered to Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar tax returns, examination reports and statements of deficiencies assessed against or agreed to by AFE or any Subsidiary during Seller’s Ownership Period and (iii) Seller has delivered to Purchaser a true and complete copy of any tax sharing or allocation agreement or arrangement involving AFE or any Subsidiary and a true and complete description of any such unwritten or informal agreement or arrangement.

9.1.24                  Undisclosed Liabilities.  There is no basis for any present action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against AFE or any of  the Subsidiaries (as applicable) giving rise to any liability, except for (i) liabilities set forth on the Financial Statements and (ii) the Permitted Liabilities.

9.1.25                  Collective Bargaining and Employee Plans.  Neither Seller, AFE nor any of the Subsidiaries is a party to any collective bargaining or similar agreement with respect to the Real Property or Improvements. As of the date hereof, there are no employee benefit plans or arrangements with respect to AFE or the Subsidiaries.

9.1.26                  Second Street Option.  The Second Street Option is still in full force and effect.  Neither Seller, AFE nor any of the Subsidiaries has received any notice under the Second Street Option purporting to exercise any right thereunder.  To Seller’s knowledge, no dispute or claim exists between the parties to the Second Street Option.

9.2                                 Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller that:

9.2.1                        Organization and Authority.  Purchaser is validly existing as a limited liability company in good standing in the State of Delaware. Subject to obtaining approval of Purchaser’s Board of Directors prior to Purchaser’s delivery of the Due Diligence Waiver Notice to Seller pursuant to Section 4.3.1 hereof, (a) Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby, and (b) this Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2                        No Conflicts.  The execution, delivery and performance by Purchaser of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement (oral or written), operating agreement, indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order, or any law to which Purchaser is bound.

9.2.3                        Consents; Binding Obligations.  Except as set forth in Section 9.2.1, (a) no approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for Purchaser to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Purchaser to consummate the transaction contemplated hereby, and (b) this Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

9.2.4                        Pending Actions.  There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.5                        ERISA.  (a) Purchaser is neither (i) an “employee benefit plan” (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”)) which is subject to Title I of ERISA (an “ERISA Plan”), nor (ii) a “plan” (as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) which is subject to Section 4975 of the Code (a “Code Plan”); (b) the assets of Purchaser do not constitute “plan assets” (as defined in Section 3(42) of ERISA) of one or more ERISA Plans or Code Plans (“Plan Assets”) because, at the time of the Closing, the stock of Purchaser’s parent constitutes “publicly offered securities” (as defined in 29 C.F.R. Section 2510.3-101(b)(2)), which parent owns one hundred percent (100%) of the issued and outstanding equity of Purchaser; (c) Purchaser is not using Plan Assets in the performance or discharge of its obligations under this Agreement; (d) Purchaser is not a “governmental plan” (within the meaning of Section 3(32) of ERISA) and assets of Purchaser do not constitute plan assets of one or more such plans; and (e) transactions by or with Purchaser are not in violation of state statutes applicable to Purchaser regulating investments of and fiduciary obligations with respect to governmental plans.

9.2.6                        Prohibited Persons and Transactions.  Neither Purchaser nor any of its affiliates is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

9.2.7                        Availability of Funds.  Subject to obtaining the financing contemplated by either (x) the Term Financing Commitment, (y) the GE Bridge Loan and the Mezzanine Loan or (z) the Bridge Loan and the Mezzanine Loan as provided in Section 4.3.2, Purchaser currently has available and will at the Closing have available sufficient funds to pay the Purchase Price and to pay any and all other amounts payable by Purchaser pursuant to this Agreement and to effect the transactions contemplated hereby.

9.3                                 Survival of Representations and Warranties.  The representations and warranties set forth in this ARTICLE 9 are made as of the Effective Date, are remade as of the Closing Date (subject to update for Updated Property Information pursuant to Section 4.4 and, changes that are not the result of a breach by Seller or Purchaser or any of their covenants in this Agreement), and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine (9) months (the “Survival Period”).  Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual knowledge of the following persons: Barclay Jones, Executive Vice President, Michael Dorsch, Executive Vice President, Samantha Garbus, Senior Vice President, Nancy Zoeckler, Senior Vice President, Mary-Beth Roselle, Senior Vice President, Scott Quigle, Vice President, Carrie Crain, Vice President and persons whose names are set forth on Schedule 9.3 (the foregoing persons are referred to herein collectively as, the “Seller’s Representatives”), without any duty of inquiry or investigation except in connection with such persons’ review of the representations and warranties of Seller set forth in Section 9.1 hereof as provided in Section 9.1.13 hereof; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein.  Said terms do not include constructive knowledge, imputed knowledge or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry.  No financial advisor, broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.  Subject to Section 9.4, each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions: (1) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, (2) Seller shall not have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to Seller on account of such breach (individually or when combined with damages from other breaches including damages on account of breaches by Purchaser under the Portfolio Purchase and Sale Agreement) equals or exceeds $5,000,000, in which event Purchaser shall be liable to Seller for one-half of all such damage up to $5,000,000 and for all damage above $5,000,000, and (3) Purchaser shall not have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to Purchaser on account of such breach (individually or in the aggregate) equals or exceeds (i) $2,000,000 if such breach relates to the Real Property, the Improvements and the Membership Interests, in which event Seller shall be liable to Purchaser for one-half of all such damage up to $2,000,000 and for all such damage above $2,000,000 with respect to the Real Property, the Improvements and the Membership Interests or (ii) $5,000,000 for the Real Property, the Improvements, the Membership Interests and the Portfolio Property, in which event Seller shall be liable (without duplication of any claims made pursuant to subclause (i) of this clause (3)) to Purchaser for one-half of all such damage up to $5,000,000 and for all such damage above $5,000,000 with respect to the Property, the Membership Interests and the Portfolio Property, subject to the further provisions of this Section 9.3.  Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had actual knowledge as of Closing.  Notwithstanding any other provision of this Agreement, any closing deliveries of Seller contemplated by this Agreement: (a) subject to Section 9.4 and other than Leasing Costs, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser pursuant to this Section 9.3 and any liability of Portfolio Seller pursuant to Section 9.3 of the Portfolio Purchase and Sale Agreement will in the aggregate be limited to five percent (5%) of the aggregate Purchase Price of the Membership Interests and the Portfolio Property and (b) there shall be no threshold or limitation or limitation on survival on Seller’s obligation to pay or credit Purchaser for Leasing Costs payable by Seller under Section 8.5 (and the corresponding representation in Section 9.1.5 regarding Leasing Costs), whether or not the obligations to pay any Leasing Costs first becomes known to Purchaser before, at or after the Closing; i.e., Seller shall pay or credit Purchaser for Leasing Costs payable by Seller under Section 8.5 (and the corresponding representation in Section 9.1.5 regarding Leasing Costs) regardless of the amount thereof and regardless of when the Leasing Cost becomes known to Purchaser.  In no event shall either party be liable to the other party for incidental, consequential, or punitive damages as a result of the breach of any or all representations or warranties set forth in this Agreement.  The provisions of this Section 9.3 shall survive the Closing.  Any breach of a representation or warranty or covenant that occurs prior to Closing shall be governed by ARTICLE 10.

9.4                                 Company Representations.  Anything in this Agreement to the contrary notwithstanding, including Section 9.3, (i) there shall be no cap or floor on liability and Purchaser shall not share in such liability pursuant to Section 9.3, for any misrepresentation or other breach of any representation or warranty contained in the following subsections of this Agreement and such subsections shall survive the Closing without limitation: Sections 9.1.1, 9.1.2, 9.1.3, 9.1.4, 9.1.14, 9.1.17, 9.1.18, 9.1.20, 9.1.22 and 9.1.23, (ii) there shall be no cap or floor on liability and the Survival Period shall be two (2) years from Closing and Purchaser shall not share in such liability pursuant to Section 9.3, for any misrepresentation or other breach of any representation or warranty contained in the following subsections of this Agreement: Sections 9.1.15, 9.1.19, 9.1.21 and 9.1.24, and (iii) the Survival Period for Section 9.1.12 shall be two (2) years from Closing and remain subject to the caps, floors, and sharing of liability as set forth in Section 9.3 (items (i), (ii) and (iii) of this Section 9.4 are referred to herein collectively as, the “Company Representations”), subject to the applicable statues of limitation.  Seller and iStar (“Indemnitor”) shall each indemnify Purchaser and hold Purchaser harmless from and against, any and all claims, liabilities, damages, losses, costs or expenses (including reasonable attorneys’ fees) incurred by Purchaser arising from the Company Representations. This Section 9.4 shall survive the Closing.

ARTICLE 10
DEFAULT AND REMEDIES

10.1                           Seller’s Remedies.  If Purchaser defaults on its obligations hereunder or under the Portfolio Purchase and Sale Agreement at or prior to Closing for any reason, or if prior to Closing any one or more of Purchaser’s representations or warranties or covenants hereunder, or under the Portfolio Purchase and Sale Agreement, are breached in any material respect that impairs Purchaser’s ability to close under this Agreement or under the Portfolio Purchase and Sale Agreement and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Membership Interests hereunder or the Portfolio Property pursuant to the Portfolio Purchase and Sale Agreement), Seller shall be entitled, as its sole remedy hereunder (except as provided in Sections 4.10, 8.8, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder.  Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.  Notwithstanding anything in this Section 10.1 to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Membership Interests, the Real Property or the Improvements that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Membership Interests, the Real Property or the Improvements.  In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.10, 8.8, 10.3 and 10.4 hereof.  If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement. IN NO EVENT SHALL PURCHASER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR,

EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MEMBERSHIP INTERESTS, THE REAL PROPERTY OR THE IMPROVEMENTS, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.2                           Purchaser’s Remedies. If Seller defaults on its obligations hereunder, or Portfolio Seller defaults in its obligations under the Portfolio Purchase and Sale Agreement at or prior to Closing for any reason, or if prior to Closing any one or more of Seller’s, or, with respect to the Portfolio Purchase and Sale Agreement, Portfolio Sellers’, representations or warranties or covenants are breached in any material respect (subject to the provisions of Section 4.4 hereof and of the Portfolio Purchase and Sale Agreement and the first Sentence of Section 9.3 hereof and of the Portfolio Purchase and Sale Agreement), and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Purchaser or the Closing Date (except no notice or cure period shall apply if Seller fails to consummate the sale of the Membership Interests hereunder or Portfolio Seller fails to consummate the sale of the Portfolio Property under the Portfolio Purchase and Sale Agreement), Purchaser shall elect, as its sole remedy hereunder, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, in which event Seller shall be liable to Purchaser for its out of pocket expenses incurred in connection with the transaction contemplated hereby, but not to exceed $300,000.00, (b) enforce specific performance to consummate the sale of the Membership Interests hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price.  Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement in its entirety if Purchaser fails to deliver to Seller written notice of its intent to proceed otherwise on or before ten (10) Business Days following the scheduled Closing Date or, having given notice that it intends to seek specific performance, fails to file a lawsuit asserting such claim or cause of action in New York County, New York within two months following the scheduled Closing Date.  EXCEPT FOR iSTAR’S POTENTIAL LIABILITY PURSUANT TO THE MEZZANINE LOAN AND SECTION 9.4, IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MEMBERSHIP INTERESTS, THE REAL PROPERTY OR THE IMPROVEMENTS, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3                           Attorneys’ Fees.  In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

10.4                           Other Expenses.  If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the

Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11
DISCLAIMERS, RELEASE AND INDEMNITY

11.1                           Disclaimers By Seller.  Except as expressly set forth in this Agreement and/or the Closing documents, it is understood and agreed that Seller, AFE, PXR, PXURA and PXLA and Seller’s, AFE’s, PXR’s, PXURA’s and PXLA’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Membership Interests, the Real Property and Improvements, including, but not limited to, warranties, representations or guaranties as to (a) matters of title, (b) environmental matters relating to the Real Property, the Improvements or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Real Property or Improvements, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Real Property, the Improvements or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Real Property, the Improvements or any portion thereof may be subject, (i) the availability of any utilities to the Real Property, the Improvements or any portion thereof, including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Real Property, the Improvements or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Real Property, the Improvements or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Real Property, the Improvements or any part thereof, (m) the condition or use of the Real Property, the Improvements or compliance of the Real Property or the Improvements with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Real Property or the Improvements, (p) the potential for further development of the Real Property or the Improvements, (q) the merchantability of the Real Property or the Improvements or fitness of the Real Property or the Improvements for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents or Updated Property Information, (s) tax consequences, or (t) any other matter or thing with respect to the Real Property or the Improvements.

11.2                           Sale “As Is, Where Is”.  Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Membership Interests and all beneficial interests arising therefrom “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing.  Except as expressly set forth in this Agreement or such Closing documents, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Membership Interests, the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, financial advisor, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing.  Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Membership Interests and shall make an independent verification of the accuracy of any documents and information provided by Seller.  Purchaser will conduct such inspections and investigations of the Membership Interests and the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions of the Property, and shall rely upon same.  By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Membership Interests and the Property as Purchaser deemed necessary to satisfy itself as to the Membership Interests and the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement.  Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Membership Interests for business, commercial, investment or other similar purpose.  Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

11.3                           Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Real Property and Improvements during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Real Property, Improvements and adjacent areas as Purchaser deems necessary, and, except as set forth herein or in any Closing document, Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities and responsibilities for the landlord’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Real Property and Improvements, arising after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Real Property, the Improvements or their suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Real Property or Improvements under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Real Property or Improvements).  Except as set forth herein or in any closing documents, Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Real Property or Improvements are or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Real Property or Improvements, including, without limitation, the landlord’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Real Property or Improvements, arising after the Effective Date.  Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Real Property and Improvements and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

11.4                           “Hazardous Materials” Defined.  For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

11.5                           Intentionally Deleted.

11.6                           Survival.  The terms and conditions of this ARTICLE 11 shall expressly survive the Closing, and shall not merge with the provisions of any closing documents.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Membership Interests to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12
MISCELLANEOUS

12.1                           Parties Bound; Assignment.  This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto.  Purchaser may, at Purchaser’s sole cost and expense and at no cost or expense to Seller, assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be (i) an entity controlling, controlled by, or under common control with Purchaser or (ii) an entity advised by an affiliate of Purchaser’s advisor, Dividend Capital Total Advisors LLC, (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the Inspection Period shall have (or be deemed to have) ended, (d) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, (e) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least five (5) Business Days prior to Closing, (f) the requirements in Section 12.17 are satisfied and (g) such assignment shall in no event delay the Closing.

12.2                           Headings.  The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3                           Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4                           Governing Law.  This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.  Each of Purchaser and Seller hereby (i) irrevocably submits to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a New York state court or federal court located in the State, City and County of New York.  Each of Purchaser and Seller hereby consents to and grants any such court jurisdiction over the person of such party and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.10, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof on such party.

12.5                           Survival.  The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6                           Entirety and Amendments.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Membership Interests, the Real Property or the Improvements, except that letter of intent dated April 2, 2010 between iStar, on behalf of Seller, and Purchaser shall survive the execution of this

Agreement to the extent of the exclusivity obligations and covenants under such letter.  This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.  All Schedules and Exhibits hereto are incorporated herein by this reference for all purposes. All information disclosed on any one Schedule and not disclosed on the other Schedules shall, to the extent applicable, be deemed to be disclosed on such other Schedules.

12.7                           Time.  Time is of the essence in the performance of this Agreement.

12.8                           Intentionally Omitted.

12.9                           No Electronic Transactions.  The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means.  Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the “Notices” section of this Agreement.

12.10                     Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3.  Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by Portable Document Format (PDF) so long as a copy thereof is also sent by one of the other delivery methods set forth in Sections 12.10(a), (b) or (c).  Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee.  In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record.  A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.  Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.  Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.11                     Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.12                     Calculation of Time Periods; Business Day.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day.  The last day of any period of time described herein shall be deemed to end at midnight local time in New York, New York.  As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in the City of New York, New York or Colorado.

12.13                     Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

12.14                     Recordation.  Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof.  In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.

12.15                     Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the transfer of the Membership Interests to Purchaser.

12.16                     Discharge of Obligations.  The acceptance of the Assignment and Assumption of Membership Interests by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.17                     ERISA.  Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an “employee benefit plan” (as defined in Section 3(3) of ERISA) if Seller’s sale of the Membership Interests to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA or any other applicable law with an effect similar to that of Section 406 of ERISA including, but not limited to, Section 4975 of the Code (each such law, a “Similar Law”). In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA or any Similar Law and would therefore either (a) necessitate the termination of this Agreement, or (b) cause Seller to incur liability under ERISA or such Similar Law if the transaction were consummated, then, in either case, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement and Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with Section 3.4 hereof and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.  Anything in this Section 12.17 to the contrary notwithstanding, Seller shall have no right to terminate this Agreement under this Section 12.17 if Purchaser’s assignee expressly reaffirms in a writing addressed to Seller the representation in Section 9.2.5.

12.18                     No Third Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Real Property or Improvements may enforce Purchaser’s indemnity obligation under Section 4.10 hereof.

12.19                     Reporting Person.  Purchaser and Seller hereby designate First American as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

12.20                     Post-Closing Access.  From and after the Closing, the Purchaser will, at Seller’s sole cost and expense, permit Seller and Seller’s agents and representatives access (and will permit copying of materials pertaining to the period prior to the Closing), during business hours from time to time, to the Lease Files and other Real Property-related information upon reasonable advance notice to the Purchaser.  This Section 12.20 shall survive the Closing.

12.21                     Waiver of Jury Trial.  SELLER AND PURCHASER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN SELLER AND PURCHASER RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN SELLER AND PURCHASER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS).  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.22                     Information and Audit Cooperation. Within 75 days after the Closing Date, Seller, at Purchaser’s sole cost and expense and at no cost or expense to Seller, shall allow Purchaser’s auditors access to the books and records of Seller relating to the operation of the Real Property and Improvements for the three (3) year period prior to the Closing Date to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser, upon at least three (3) Business Days prior written notice to Seller. In addition, Seller shall provide Purchaser’s designated independent auditors a representation letter regarding the books and records of the Real Property and Improvements in substantially the form attached hereto as Exhibit H.

12.23                     Bulk Sales Laws.

12.23.1                        Seller shall indemnify, defend and hold Purchaser harmless of and from any and all liabilities, claims, demands and expenses of any kind or nature that arise out of the failure of Seller to comply with the requirements of NJSA 54:50-38 et. seq.

12.23.2                        This Section 12.23 shall survive the Closing.

[SIGNATURE PAGES, SCHEDULES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
iSTAR HARBORSIDE LLC,
AS SELLER
AND
TRT ACQUISITIONS LLC,
AS PURCHASER

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

PURCHASER:

TRT ACQUISITIONS LLC, a Delaware limited liability company

By:	DCTRT Real Estate Holdco LLC, Its Sole Member

	By:	Dividend Capital Total Realty Operating Partnership LP, Its Sole Member

	By:	Dividend Capital Total Realty Trust Inc., Its General Partner

		By:	/s/ Greg Moran
		Name:	Greg Moran
		Title:	SVP
Date: May 3, 2010

SELLER:

iSTAR HARBORSIDE LLC, a Delaware limited liability company

By:	iStar Harborside Member LLC, a Delaware limited liability company, its Managing Member

	By:	/s/ Samantha K. Garbus
	Name:	Samantha K. Garbus
	Title:	Senior Vice President
Date: May 3, 2010

AGREED TO FOR PURPOSES OF SECTION 4.3.2 AND 9.4:

iSTAR FINANCIAL INC., a Maryland corporation

By:	/s/ Samantha K. Garbus
Name:	Samantha K. Garbus
Title:	Senior Vice President
Date: May 3, 2010